UNITED STATE
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SECURITIES AND EXCHANGE COMMISSION
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CALERES, INC.
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2023	Notice of Annual Meeting of Stockholders and Proxy Statement

Diane M. Sullivan

Executive Chair of the Board

April 13, 2023

Dear Fellow Shareholder:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders of Caleres to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri 63105 on May 25, 2023, at 10:30 a.m., Central Time.

I am pleased to share that Caleres continued its excellent performance this last year. In fact, 2022 was a year of remarkable financial and operational accomplishment for our Company. A year where – thanks to the talent and dedication of the Caleres team – we achieved another record setting level of earnings, made noteworthy progress across our key strategic initiatives, invested in value-enhancing growth opportunities, returned value to our shareholders and positioned the organization for ongoing, future success.

More specifically, we:

•	Delivered record-setting results, with consolidated net sales of $2.97 billion, or 6.9 percent higher than our prior-year record;

•	Achieved earnings per diluted share of $4.92, a level more than double our pre-pandemic earnings per share record;

•	Capitalized on robust consumer demand in the Brand Portfolio, resulting in record annual sales and best-ever operating earnings for the segment, which topped $112 million;

•	Delivered a solid performance at Famous Footwear, with our largest brand achieving its second consecutive year of double-digit operating margin;

•	Generated strong consolidated margin levels despite a challenging competitive landscape at Famous Footwear;

•	Grew total Caleres market share, outpacing the market for the second year in a row, with our lead brands gaining share;

•	Improved brand perception with our new customer file in the Brand Portfolio increasing 28 percent year-over-year;

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Furthered our environmental, social and governance (ESG) efforts with the publication of our second corporate social responsibility report, which highlighted the progress against our 2025 targets, and which was nationally recognized;

•	Made significant strides in enhancing our culture to align with our values, business strategy and financial goals; and

•	Returned approximately $73 million to shareholders, maintaining our long-standing dividend and employing an opportunistic share repurchase program during times of downward pressure on the share price.

These exceptional annual results underscore the power of our brands, the strength of our platform and the successful execution of our strategies.

In short, I am proud of what we have accomplished and proud of the diversified portfolio, consumer and product driven organization and inclusive culture that we have built. You can count on the fact that the focus areas of consumer, product, experiences and engaged teams are well embedded into the fabric of who we are as an organization.

As for our future, I see tremendous potential of the earnings power of the Company. In fact, with the record earnings performance in 2022 and expectations for another strong earnings year in 2023, I am confident our pre-pandemic earnings level is firmly in the rearview. Furthermore, I am confident in the resiliency of the portfolio and in our ability to create long-term value for our many stakeholders. I believe our expertise and capabilities in brand building, product creation, marketing, digital commerce, customer acquisition and supply chain provide a unique and solid foundation from which to build.

We believe the structural and strategic changes we’ve made in recent years have transformed Caleres into a more agile, efficient, focused and profitable organization. We have intensified our commitment to connect with current consumers, engage new customers and provide an elevated omni-channel experience, while also delivering new and compelling footwear across our portfolio of brands. We are confident in our ability to achieve annual earnings in excess of $4.00 per share on a consistent basis, as we generate strong levels of free cash flow and create long-term value for our shareholders. I would like to thank our board of directors for their expertise and counsel and express gratitude to our Caleres associates for their commitment, energy and unwavering passion for our business.

Most of all, I would like to thank you for your ongoing interest and support. We look forward to many more successes in the years ahead.

We are using the Internet to provide our 2023 proxy materials to shareholders. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 13, 2023, we are commencing mailing to our shareholders a notice containing instructions on how to access our Proxy Statement and 2022 Annual Report on Form 10-K. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

In the following pages, we provide a formal notice of the meeting and the Proxy Statement. Our 2022 Annual Report on Form 10-K, which provides detailed information relating to our activities and operating performance, is available on the Internet at http://investor.caleres.com/financial-information/annual-reports. If you have requested paper copies of these materials, a proxy card will also be enclosed.

On behalf of your board of directors and management team, thank you again, and we look forward to seeing you at the meeting.

Sincerely yours,

Diane M. Sullivan

Executive Chair

Caleres, Inc.

8300 Maryland Avenue, St. Louis, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 25, 2023
TIME:	10:30 a.m., Central Time
PLACE:	Caleres, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105

Matters to be voted on:

1.	Election of eleven director nominees named in this proxy statement,

2.	Ratification of independent registered public accountants,

3.	Approval of the Company’s executive compensation,

4.	Approval of the frequency of future votes on executive compensation, and

5.	Any other matters, if properly raised.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. Any proxy may be revoked at any time prior to its exercise at the meeting.

Registered holders may vote:

1.	By Internet: go to http://www.proxyvote.com,

2.	By toll-free telephone: call 1-800-690-6903,

3.	By mailing a proxy card if you have requested one: mark, sign, date and return in the postage-paid envelope provided, or

4.	In person at the Annual Meeting of Shareholders.

Beneficial holders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your holder of record to vote your shares. It is important that you provide voting instructions because brokers and other nominees do not have the authority to vote your shares for the election of directors without instructions from you.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Thomas C. Burke

Senior Vice President, General Counsel and Secretary

April 13, 2023

PROXY STATEMENT — 2023 ANNUAL MEETING OF SHAREHOLDERS

Caleres | 2023 Proxy Statement    i

ii    Caleres | 2023 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights certain information relating to the items being voted on that can be found in greater detail elsewhere in this proxy statement. For additional information about these topics, shareholders should read the entire proxy statement before voting.

2023 Annual Meeting of Shareholders

May 25, 2023 10:30 A.M., Central Time	Caleres, Inc. 8300 Maryland Avenue St. Louis, Missouri 63105

Voting Matters

Your vote is very important to us. Whether or not you plan to attend the 2023 annual meeting, we urge you to vote and submit your proxy on all of the proposals to ensure that your shares are represented.

Proposal			Board Recommendation	For more information, see page

Proposal 1	—	Election of Directors.	FOR each nominee	22

Proposal 2	—	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.	FOR	29

Proposal 3	—	Approval, by non-binding advisory vote, of the Company’s executive compensation	FOR	69

Proposal 4	—	Approval of the frequency of future votes on executive compensation.	1 year	70

Financial Highlights for 2022

For the second consecutive year, Caleres delivered record-setting financial and operational results, finishing the year well-positioned to generate significant and on-going shareholder value. Our associates achieved this exceptional performance by leveraging our strategic investments and expertise in brand building, product creation, marketing and logistics. As a result, we delivered our best-ever sales performance of $2.97 billion and adjusted EPS of $4.52, which was more than double our highest pre-pandemic level of earnings. The Brand Portfolio capitalized on robust consumer demand for its lead brands to deliver its best-ever operating earnings on record annual sales. Famous Footwear, our largest brand, executed at a high level achieving its second consecutive year of double-digit operating margin. We also returned approximately $73 million to our shareholders through dividends and share repurchases. All told, the structural changes we have made in recent years have transformed Caleres into a more agile, efficient and profitable organization, positioned to consistently deliver earnings of more than $4.00 per share. The following are a few highlights of our performance.

•

Consolidated net sales increased $190.5 million, or 6.9%, to $2,968.1 million in 2022, compared to $2,777.6 million last year. Net sales of our Brand Portfolio segment increased $241.8 million, or 22.4% over last year, to $1.322.8 million driven by strong sales growth in our Brand Portfolio. Famous Footwear segment’s net sales declined by 2.5% to $1,705.1 million from 2021’s record performance.

•

Consolidated operating earnings increased to $214.3 million in 2022, compared to $205.8 million last year. The increase was primarily driven by higher net sales in 2022 and improved leveraging of expenses, partially offset by a lower gross profit margin.

•

On a GAAP basis, we reported consolidated net earnings attributable to Caleres, Inc. of $181.7 million, or earnings per diluted share of $4.92 compared to $137.0 million, or earnings per diluted share of $3.56,

Caleres | 2023 Proxy Statement    1

last year. On an adjusted basis, our net earnings were $167.1 million, or earnings of $4.52 per diluted share, compared to $165.2 million, or $4.29 per diluted share last year. This represents the second consecutive year of record earnings for the Company.[1]

Director Nominees

In accordance with our restated certificate of incorporation and bylaws which provide that as of the 2023 annual meeting all directors will be elected for one-year terms, the board of directors has nominated eleven directors for election at the 2023 annual meeting, as outlined in the table below, for a one-year term expiring at the annual meeting of shareholders to be held in 2024.

Name	Age	Director Since	Independent	Primary Occupation	Committees

Lisa A. Flavin	58	2019	Yes	Senior Vice President and Chief Compliance Officer at Emerson	Audit, Chair

Brenda C. Freeman	58	2017	Yes	Founder, Joyeux Advisory Group	Technology and Digital Commerce, Chair; Governance and Nominating

Lori H. Greeley	63	2015	Yes	Chief Executive Officer, Serena & Lily	Culture, Compensation and People

Mahendra R. Gupta	67	2011	Yes	Geraldine J. and Robert L. Virgil Professor of Accounting, Olin School of Business	Audit

Carla C. Hendra	66	2005	Yes	Global CEO, Growth + Innovation at Oglivy	Governance and Nominating; Technology and Digital Commerce

Ward M. Klein	67	2007	Yes	Former Executive Chairman; Edgewell Personal Care	Executive; Governance and Nominating, Chair

Steven W. Korn	69	2004	Yes	Former President & Chief Executive Officer, Radio Free Europe / Radio Liberty	Audit; Governance and Nominating

Wenda Harris Millard	68	2017	Yes	Former Vice Chairman, Media Link	Culture, Compensation and People, Chair; Executive

John W. Schmidt	62	2022	No	President and CEO; Caleres

Diane M. Sullivan	67	2007	No	Executive Chair; Caleres	Executive, Chair

Bruce K. Thorn	56	2022	Yes	President and CEO; Big Lots, Inc.	Culture, Compensation and People; Technology and Digital Commerce

Corporate Governance Highlights

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests.

[1]	A reconciliation of adjusted results is included in Annex 1 to this proxy statement.

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The board of directors has adopted and adheres to corporate governance practices that it believes represent sound practices, including the following.

Board Composition

➢  Starting with the 2023 annual meeting of shareholders, our board will be declassified and all directors will be elected annually.

➢  Our board has an effective mix of skills, experience and perspectives.

➢  Over half of our directors are diverse. Assuming election of the director nominees proposed herein, effective as of the 2023 Annual Meeting 55% of our directors will be female and 18% will be racially and ethnically diverse.

➢  Our director tenure is balanced. Assuming election of the director nominees proposed herein, effective as of the 2023 Annual Meeting average director tenure will be 9.6 years.

➢  27% of directors joined the board within the past 5 years.

Board Independence

➢  9 out of the 11 members of the board of directors are independent.

➢  Our Executive Chair and CEO are the only management directors.

➢  Our Audit, Governance and Nominating, Culture, Compensation and People, and Technology and Digital Commerce Committees are comprised solely of independent directors.

Governance Practices

➢  We currently have an independent lead director, with a clearly defined role who coordinates the activities of the other independent directors.

➢  The independent directors meet regularly in executive session.

➢  The board of directors and committees conduct annual self-evaluations.

➢  We have a director resignation policy in the event an incumbent director does not receive a majority of votes cast.

➢  We maintain a policy under which no director may be appointed if he or she is 72 or older or nominated for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72, except in limited circumstances.

➢  The Company does not have a poison pill in place.

➢  Risk management is overseen by the full board of directors and designated committees.

Caleres | 2023 Proxy Statement    3

Executive Compensation Program Highlights

The following table summarizes certain executive compensation practices that we have implemented to reward performance without encouraging inappropriate or excessive risk-taking and align executives’ interests with shareholders’ interests, as well as practices that we avoid because we do not believe they would serve the long-term interest of the shareholders.

What We Do

✓  The vast majority of pay is variable or “at risk”, i.e., performance-based or equity-based or both.

✓  We include challenging performance objectives in annual and long-term incentive awards that encourage value creation for shareholders.

✓  We cap annual incentive and long-term performance award payouts at 200% of target.

✓  We utilize an independent compensation consultant.

✓  We maintain significant stock ownership requirements (6x base salary for CEO).

✓  We generally provide for three-year performance periods/vesting in long-term awards.

✓  We provide limited perquisites with reasonable business rationale.

✓  We regularly assess the risk-reward balance of our compensation programs.

✓  We include clawback provisions in our key compensation programs.

What We Don’t Do

×  We prohibit repricing or replacing underwater stock options or stock appreciation rights.

×  We prohibit hedging, pledging, or short sales of Company stock by directors and executive officers.

×  No single trigger provisions for cash severance.

×  We do not provide cash severance payments exceeding 2x salary and target annual incentive award (plus prorated bonus for year of termination, if earned).

×  We no longer provide change of control excise tax gross-ups to executive officers.

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PROXY STATEMENT

FOR THE CALERES, INC.

2023 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Why have these proxy materials been made available?

Your board of directors is soliciting proxies to be voted at the 2023 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

The record date for shareholders entitled to vote at the meeting is March 30, 2023. There were 36,297,563 shares of our common stock issued and outstanding on March 30, 2023.

On April 13, 2023, we are commencing mailing to our shareholders of record a notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K online, and we are commencing mailing these proxy materials to shareholders who requested paper copies.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 25, 2023, at our principal executive offices located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 10:30 a.m., Central Time.

What am I voting on?

We are aware of four (4) proposals to be voted on by shareholders at the annual meeting:

•	The election of eleven (11) directors named in this proxy statement

•	Ratification of the Company’s independent registered public accountants

•	Approval of the Company’s executive compensation

•	Approval on the frequency of future votes on executive compensation

Why haven’t I received a printed copy of the proxy or Annual Report on Form 10-K?

The Securities and Exchange Commission’s (“SEC”) rules allow us to furnish proxy materials to you via the Internet. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 13, 2023, we are commencing mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2022 Annual Report on Form 10-K online. If you hold your shares through a broker or bank, the notice will be sent to you by your broker or bank. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. You can view both the proxy statement and Annual Report on Form 10-K on the Internet by accessing our website at http://investor.caleres.com/financial-information/proxy-statements and http://investor.caleres.com/financial-information/annual-reports, respectively. Information on our website does not constitute part of the proxy statement.

How can I get paper copies of the proxy materials?

The notice you received describes how to receive paper copies of the proxy materials.

How can I vote my shares?

Most shareholders have a choice of voting in one of four ways:

•	by Internet,

Caleres | 2023 Proxy Statement    5

•	by telephone,

•	by mail, or

•	in person at the meeting.

Please read the instructions on the notice, proxy card or the information sent by your broker or bank.

What is the difference between holding shares as a “shareholder of record” or “registered holder” versus being a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the “shareholder of record” or a “registered holder” with respect to those shares. The notice has been sent to you directly by the Company.

If your shares are held in “street name,” such as through a broker or bank, you are considered the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker or bank on how to vote your shares by following the instructions provided by your broker or bank. The notice concerning our annual meeting and the availability of our proxy statement and 2022 Annual Report on Form 10-K have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record.

If I am a registered holder, how do I vote by proxy?

Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the notice. Voting by telephone or Internet will help us reduce costs. If you vote promptly, you can save us the expense of a second mailing.

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Voting your proxy by Internet. The website for Internet voting is http://www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting.

•

Voting your proxy by telephone. In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number: 1-800-690-6903. Telephone voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•

Voting your proxy by mail. If you have requested printed proxy materials and received a proxy card, you can vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Even if you have a proxy card, you can still vote by Internet or telephone.

If you vote by proxy using any of these three methods, your shares will be voted in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accountants, “FOR” approval, by non-binding advisory vote, of the Company’s executive compensation and “FOR” approval of future advisory votes on executive compensation to be held annually. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was filed with the SEC, we knew of no matter that is required to be acted on at the annual meeting other than those matters discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

If I hold my shares through a broker or bank, how do I vote?

If your shares are held in “street name” by a broker or bank as your nominee, your nominee will send you separate instructions describing the procedures for voting your shares. You should follow the instructions provided by your nominee.

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Under Rule 452 of the New York Stock Exchange (“NYSE”) listing standards, which relates to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and other non-routine matters without instructions from the beneficial owner. However, brokers will still be able to vote shares held in broker accounts with respect to the approval of the independent registered public accountants even if they do not receive instructions from the beneficial owner. Therefore, beneficial holders of shares held in broker accounts are advised that if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors and other non-routine matters.

How do I vote if I am a participant in the Company’s 401(k) Plan?

If you are a participant in the Caleres, Inc. 401(k) Savings Plan, you may have certain voting rights with respect to shares of our common stock credited to your account in the plan. The common stock in the plan is held in the plan’s trust.

The plan provides you with voting rights based on the number of shares of common stock that were constructively invested in your plan account as of the close of business on the record date. We originally contributed these shares to the plan on your behalf as matching contributions. You may vote these shares in much the same way as registered stockholders vote their shares, but you have an earlier deadline. Your vote must be received by 11:59 p.m. Eastern Time on May 22, 2023. You may vote these shares by following the instructions provided on the Notice of Internet Availability of Proxy Materials and on the voter website www.proxyvote.com. If you requested a paper copy of the proxy materials, you also may vote by mail by signing, dating and returning the proxy/ voting instruction card included with those materials.

The plan trustee will submit one proxy to vote all shares of common stock in the plan. The trustee will vote the shares of common stock credited to participants submitting voting instructions in accordance with their instructions and will vote the shares of common stock in the plan for which no voting instructions were received in the same proportion as the final votes of all participants who actually voted. Please note that if you do not submit voting instructions for the shares of common stock in your account by the voting deadline, those shares will be included with the other undirected shares and voted by the trustee as described above. Because the trustee submits one proxy to vote all shares of common stock in the plan, you may not vote shares in person at the Annual Meeting.

How many votes do I have?

You have one vote for each share of our stock that you owned at the close of business on March 30, 2023, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you by your broker or bank.

If you are a shareholder of record, you will receive only one notice for all the shares you held as of the record date, March 30, 2023, and the name and address section on the notice will indicate the number of shares you hold. This includes shares in certificate form as well as shares in book-entry form.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person.

Caleres | 2023 Proxy Statement    7

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting. If your shares are held in the name of a broker or bank, you must obtain a proxy, executed in your favor, from the broker or bank, to be able to vote at the meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of eleven (11) director nominees named herein	The nominees who receive the most votes for the available positions will be elected with eleven (11) director positions available for a term expiring in 2024. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Ratification of Ernst & Young LLP as the Company’s independent registered public accountants	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 2 is required for the proposed ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Proposal 3 — Approval, by non-binding advisory vote, of the Company’s executive compensation	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 3 is required for the approval, by non-binding advisory vote, of the Company’s executive compensation.

Proposal 4 — Approval of the frequency of future votes on executive compensation	The frequency receiving the greatest number of votes (every one, two, or three years) will be considered the frequency recommended by shareholders.

Other Matters	The affirmative vote of a majority of the shares voting either “for” or “against” such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

What is a broker non-vote and what effect does it have?

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on a particular proposal, the shares not voted are referred to as “broker non-votes.” Under the rules of the NYSE, brokers cannot vote for the election of directors or for other non-routine matters for which they do not have discretionary voting authority. As to these proposals, broker non-votes occur when the “beneficial owner” has not instructed the broker how to vote on these proposals. If you are a beneficial owner, your bank or broker is permitted to vote your shares on the ratification of the appointment of independent registered public

8    Caleres | 2023 Proxy Statement

accountants, even if you have not provided voting instructions, but cannot vote on other proposals absent voting instructions. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

What is the effect of a “withheld” or “abstain” vote?

Shares that are “withheld” with respect to the election of any person to serve on the board will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares that are “abstain” and broker non-votes with respect to Proposals 2, 3 and 4 or any new proposal raised at the meeting, will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares voted, and such proxies will not have any effect on such vote.

What happens if a director does not receive a majority of the shares voted at the meeting?

If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the board of directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee will recommend to the board the action to be taken with respect to the tendered resignation. The board is required to determine whether to accept or reject the resignation, or to take other action, within 90 days of the date of the certification of election results.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokers, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K, which we will file with the SEC within four business days of the meeting. You can obtain a copy of the Form 8-K on our website at http://investor.caleres.com/financial-information/sec-filings, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of notices delivered to my household?

SEC rules allow delivery of a single notice or a single Annual Report on Form 10-K and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the notice and other materials unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive as well as our expenses. If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one notice or other materials.

If you prefer to receive separate copies of the notice and other materials, either now or in the future, we will promptly deliver, upon your written or oral request, separate copies, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one notice or other shareholder materials delivered to the household in the future, please contact us at the same address or telephone number.

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CORPORATE GOVERNANCE

Our Principles and Governance Guidelines

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The Corporate Governance Guidelines are available on our website at http://caleres.com/investors/corporate-governance. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the NYSE’s rules and listing standards, SEC rules and regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting. The charters for the board’s Executive, Audit, Culture, Compensation and People, Governance and Nominating, and Technology and Digital Commerce Committees are also available on our website at http://caleres.com/investors/corporate-governance. Information on our website shall not be deemed to constitute part of this proxy statement.

Director Independence

Currently, of the 11 members of the board, 9 meet the NYSE standards for independence. A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines. As of the date of this proxy statement, John W. Schmidt and Diane M. Sullivan are directors and current Company employee, and not independent directors. The board has determined that each of the other members of the board is independent, namely Ms. Flavin, Ms. Freeman, Ms. Greeley, Dr. Gupta, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. Millard, and Mr. Thorn. With our board comprised of 9 independent directors out of 11, we are in compliance with our goal, as set forth in the Corporate Governance Guidelines, of having two-thirds of the directors be independent under the NYSE standards. Only independent directors serve on our Audit, Culture, Compensation and People, Governance and Nominating, and Technology and Digital Commerce Committees.

The non-management members of the board meet regularly without any members of management present. Mr. Klein, as the lead director, presides at such executive sessions (and if he is absent, then another director who is a member of the Executive Committee presides in his place).

Code of Ethics

We have a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. We have an additional Code of Ethics that is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website at http:// http://caleres.com/investors/corporate-governance. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the Company) either code on our website.

Communicating With the Board

Shareholders and other parties interested in communicating directly with an individual director, with the non-management directors as a group, or with all directors may write to the individual director or group, c/o Office of the Corporate Secretary, Caleres, 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@caleres.com. This method of communicating with non-management directors is also posted on the Company’s website. The board approved a process for handling communications received by the Company and addressed to non-management members of the board. Under that process, a staff member assisting the Company’s Corporate Secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the staff member, deals with the functions of the board or its committees or that the staff member otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

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Board Leadership Structure

We believe that our board of directors should retain the flexibility to appoint the appropriate person to the position of chair of the board, whether that person be our chief executive officer or not. Between 2014 and January 2023, we had been operating using the traditional U.S. board leadership structure, under which our then chief executive officer, Ms. Sullivan, also served as chair of the board. We believe that like many U.S. companies, the Company can be well-served by this structure because it provides for effective leadership and recognizes that in many cases one person should speak for and lead both the Company and the board. However, as we have in past periods of leadership transition and with Mr. Schmidt’s assumption of the chief executive officer position in January 2023, we separated the roles of chair of the board and chief executive officer, with Ms. Sullivan becoming executive chair of the board at that time. As Ms. Sullivan and Mr. Schmidt, who was previously president of the Company and has held senior executive positions with the Company since joining us in 2008, collectively have a unique depth of understanding and knowledge of the Company and its operations, strategies and stakeholders, we believe that we benefit from the service of both of these individuals.

In addition, Ward M. Klein serves as the board’s lead independent director, and has the authority to: preside at executive sessions of the board and at other board meetings when the Chair is not present, provide input to board agendas and materials provided for board meetings, call meetings of the independent directors, serve as liaison on board-wide issues between the independent directors and the Chair, and retain advisors and counsel to report to the board. By having a lead independent director, coupled with the other oversight functions delegated to various board committees comprised of independent directors, we believe that our governance structure provides ample opportunity for effective oversight and risk management.

Board’s Role in Risk Oversight

The board has general oversight responsibility for our affairs, including risk management, pursuant to the New York Business Corporation Law, our restated certificate of incorporation and our bylaws, while management is responsible for our day-to-day operations. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. In order to assist the board in overseeing our risk management, executive management reviews with the board our approach to risk management and involves the board, managers and other personnel in an effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks including financial, operational, business, information technology and cybersecurity, reputational, managerial, environmental, social and governance matters and the formulation of plans to manage these risks or mitigate their effects.

The board is actively engaged in the oversight of the Company’s ESG programs. In exercising its authority, the board recognizes that the long-term interests of our shareholders are best advanced when considering other stakeholders and interested parties, including customers, our Associates, business partners, and the communities in which we live and work. The board receives updates from management on our overall ESG programs and targets and on particular topics of relevance throughout the year. Our Governance and Nominating Committee also aids the board in evaluating ESG-related topics by receiving reports from management and providing oversight and guidance on our ESG-related strategies and plans. The Audit Committee and the Culture, Compensation and People Committee also consider the relevant oversight responsibilities of their respective committees in the context of our ESG programs and provide the board with reports on those matters. In 2022 the Company was nationally recognized on Newsweek’s list of America’s Most Responsible Companies for the second consecutive year, ranking 11th in the consumer goods category and 2nd in fashion and footwear companies recognized in the rankings. More detailed information about our ESG commitments and programs can be found in our ESG Reports, which can be viewed at: https://www.caleres.com/about/esg.

Our board is responsible for oversight of our cybersecurity program, aided by the Audit Committee. We employ a layered cybersecurity strategy leveraging industry frameworks that feature a prioritized set of safeguards to mitigate the most prevalent cyber-attacks against our systems and networks; and incorporate people, process, and technology controls. We regularly engage with outside experts to assess our organizational security programs and periodically test and improve our information systems through security and risk and compliance reviews and user education campaigns and other strategies. We subscribe to various threat intelligence feeds and are active in the information security community. Our Chief Information Officer reports on the Company’s cybersecurity plans and strategies to the Audit Committee quarterly and to the board annually.

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The board also manages risk through the oversight responsibilities of its committees. The Culture, Compensation and People Committee (with advice from its compensation advisors) reviews executive compensation programs; and in March 2023, management presented to the Culture, Compensation and People Committee its analysis of risk related to pay and other compensation as to all employees and its determination that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. The Culture, Compensation and People Committee reviewed management’s findings and agreed that risks related to compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Audit Committee regularly reviews risks related to our consolidated financial statements and internal controls; and the Company’s internal audit function reports directly to the Audit Committee. Additionally, in accordance with NYSE requirements that our Audit Committee discuss policies regarding risk assessment and management’s actions to monitor and control risk, our General Counsel, Chief Financial Officer and Chief Accounting Officer update our Audit Committee quarterly with respect to the Company’s major financial risk exposures and discuss the steps taken to monitor and control such exposures.

On a regular basis, the board discusses with management the appropriate level of risk that we are willing to accept in pursuit of our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness.

Selection of Directors

For membership on our board, a candidate must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. Each board member is expected to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders; be able to balance short-term goals and long-term goals of the Company and its shareholders; and at all times respect and maintain adherence to the Code of Business Conduct.

In evaluating the composition of the board and anticipated vacancies, the Governance and Nominating Committee seeks and considers candidates that will serve the board’s long-term needs with the intent that the board, at any time, be comprised of a group of individuals who bring a complement of skills, values and expertise that will benefit the Company and its shareholders. The committee believes that all directors must possess a considerable amount of business management or leadership experience and will take into account, among other things, the nominee’s personal attributes, education, professional experience, conflicts of interest, knowledge of the Company’s business, accomplishments, commitment to active participation on the board, and reputation. In this effort, the committee seeks diversity of background, including culture, experience, gender, race, ethnicity, age and talent among its members. Assuming the election of the director nominees proposed in this proxy at the 2023 annual meeting, more than half of the board of directors will be diverse, with 55% of its members being female and 18% being racially and ethnically diverse.

With respect to nomination of continuing directors, the Governance and Nominating Committee also considers an individual’s contribution to the board. If the committee believes that qualified members from the existing board membership are suitable candidates for re-election, it will not seek outside candidates unless a larger board size is deemed advisable. In proposing membership on board committees, the committee ensures that each committee of the board includes members with appropriate skills and knowledge and also considers fulfilling a director’s interest in serving on a particular committee and providing directors with opportunities to become more knowledgeable about different aspects of the Company’s business.

The process followed by the Governance and Nominating Committee to identify and evaluate candidates includes requesting recommendations from board members and others, meeting to evaluate information about potential candidates, and interviewing selected potential candidates by members of the committee and the board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the committee will evaluate potential candidates recommended by shareholders by following substantially the same process and applying substantially the same criteria as it follows for potential candidates submitted by board members or others. From among a group of potential candidates who are qualified for a board position and meet the independence standards required by our Corporate Governance Guidelines, the committee will select the candidate believed to best satisfy the board’s needs and will vote to recommend nomination of such candidate to the board.

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The biographies of each of the nominees and other directors in the section “Proposal 1 — Election of Directors” contain information regarding each individual’s experience and qualifications considered by the Governance and Nominating Committee and the board when making director nominations.

A shareholder seeking to propose a director candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary, as discussed in more detail in the section “Other Matters — Shareholder Proposals for the 2024 Annual Meeting.”

Board Meetings and Committees

Meetings

The board has the following five committees: Audit; Culture, Compensation and People; Executive; Governance and Nominating; and Technology and Digital Commerce. The table below indicates the current membership of each committee and how many times the board and each committee met in fiscal 2022 (“2022”). Each director is expected to attend the annual meeting and all of our directors then on the board attended the 2022 annual meeting. In addition, all of our directors attended at least 75% of the total number of meetings of the board and of the committees on which he or she served during his or her term.

Name	Board	Audit	Culture, Compensation, and People	Executive	Governance and Nominating	Technology and Digital Commerce

Current
Lisa A. Flavin	Member	Chair
Brenda C. Freeman	Member				Member	Chair
Lori H. Greeley	Member		Member
Mahendra R. Gupta	Member	Member
Carla C. Hendra	Member				Member	Member
Ward M. Klein	Member			Member	Chair
Steven W. Korn	Member	Member			Member
Wenda Harris Millard	Member		Chair	Member
Diane M. Sullivan	Chair			Chair
Bruce K. Thorn	Member		Member			Member
Number of 2022 Meetings	5	5	3	0	3	1

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the Company’s consolidated financial statements, the financial reporting process, and the system of internal accounting and financial controls; (b) the Company’s compliance with ethics policies and legal and regulatory requirements; (c) the Company’s independent registered public accountants’ qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The board has determined, in its judgment, that Ms. Flavin qualifies as an “audit committee financial expert” and is independent within the meanings of the rules of the SEC and NYSE. The board, through the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than three public companies (including our Audit Committee). Also see “Audit Committee Report” below.

Culture, Compensation and People Committee

The Culture, Compensation and People Committee (the “Committee”) has primary responsibility for establishing the executive officers’ compensation, including the compensation for each of the executive officers named in the

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Summary Compensation Table herein. The Committee also reviews changes in the compensation of other key management employees; reviews and approves or makes recommendations to the board concerning cash incentive compensation plans, equity-based plans and other executive benefit plans; approves the participation of executives and other key management employees in the various compensation plans and makes awards to participants; reviews the design of our compensation programs; monitors our promotion and management development practices; and approves the inclusion of the Compensation Discussion and Analysis (“CD&A”) in this proxy statement. The Committee also reviews annual “Say on Pay” vote outcomes and determines if any changes to compensation design are necessary.

The Committee meets a number of times each year, and Committee agendas are established in consultation between the Committee chair and management. In setting annual compensation, the Committee receives from our Chief Executive Officer the performance assessment and compensation recommendation for each of the other NEOs along with a comparison to the median peer group data for the principal compensation elements. The Committee meets in executive session when discussing compensation for the Chief Executive Officer. The role of the Company’s compensation consultant and management are also discussed in the CD&A.

The Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant for executive compensation. Meridian assists the Committee in the compensation review and decision-making process and the review of plans and programs for executives. Also, Meridian advises the Committee on market trends, provides comparative market data and, if requested, provides compensation recommendations. Meridian provided no other services to the Committee during 2022. The Committee evaluated whether Meridian’s provision of services to the Committee during 2022 gave rise to a conflict of interest. In making this evaluation, the Committee considered the independence factors listed in Rule 10C-1(b)(4) of the Exchange Act of 1934 and determined that the provision of such services did not create a conflict of interest and that Meridian provided independent and objective advice to the Committee.

The board has determined, in its judgment, that the Committee is comprised solely of independent directors as defined in the NYSE listing standards.

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs that may lawfully be delegated to it by the board during the intervals between board meetings. However, certain categories of matters have been expressly reserved for consideration by the full board.

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors, oversees the evaluation of executive management, and reviews the effectiveness of board governance. The Governance and Nominating Committee utilizes a process for selecting directors and nominees, which is described in detail in the section entitled “Corporate Governance — Selection of Directors.” The board has determined, in its judgment, that the Governance and Nominating Committee is comprised solely of independent directors as defined in the NYSE listing standards.

Technology and Digital Commerce

The Technology and Digital Commerce Committee was established in 2022 and its purpose is to assist the board in its oversight responsibilities of the role of technology, data, digital commerce and the Company’ ability to understand and connect with its consumers in executing its strategies, business plans and operational requirements. The Committee’s primary responsibilities are to provide management with guidance on the Company’s strategies and business model in the areas of technology, data management and security and consumer-centric capabilities; the integration of the Company’ technology architecture and applications with its operating plans and goals; and, the development of strategies and deployment of technology that support and drive digital commerce as a strategic differentiator. The Committee also assists the Company in understanding and reacting to emerging trends in digital commerce, consumer privacy, and technology generally and

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coordinates it efforts with other committees of the board in providing guidance on investments in technology, data and system management and reporting. The Technology and Digital Commerce Committee is comprised solely of independent directors.

Related Party Transactions

In accordance with our written related party transaction policy, the board reviews all transactions expected to exceed $120,000 in which a related party has a material interest. For purposes of this policy, related parties include the Company’s executive officers, directors or nominees, and 5% beneficial owners of the Company’s stock, as well as any immediate family member of any of the foregoing and any entity in which they have a 10% or greater beneficial interest or in which they are an officer, general partner, principal or serve in a similar position. In making its determination whether to approve a related party transaction, the board considers such factors as the extent of the person’s interest in the transaction, the aggregate value, the availability of other sources of comparable products or services, whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, and the benefit to the Company.

In 2022, there were no material transactions required to be disclosed pursuant to SEC rules between the Company and its executive officers, directors, nominees, principal shareholders, their immediate family members, or entities controlled by them.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than 10% of our stock to report their ownership of stock and any changes in ownership to the SEC and the NYSE. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that all such reports of our executive officers and directors were filed on a timely basis in 2022.

Culture, Compensation and People Committee Interlocks and Insider Participation

The members of the Committee for 2022 were those indicated in the table under the heading “Board Meetings and Committees.” No member of the Committee has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed under Item 404(a) of SEC Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company’s board.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal 2022 Director Compensation

Non-employee directors’ compensation is established by the board upon the recommendation of the Governance and Nominating Committee. For 2022, the following compensation guidelines were in effect for non-employee directors with cash retainers payable quarterly in arrears:

•	$90,000 as an annual retainer;

•	An additional $35,000 annual retainer for the lead director;

•	An additional $30,000 annual retainer for the Chair of the Audit Committee;

•	An additional $25,000 annual retainer for the Chair of the Culture, Compensation and People Committee;

•	An additional $20,000 annual retainer for the Chair of the Governance and Nominating Committee;

•	An additional $20,000 annual retainer for the Chair of the Technology and Digital Commerce Committee;

•

An annual equity award with a target fair market value of $145,000, namely an award of either 5,235 shares of restricted stock or 5,235 restricted stock units (“RSUs”), at the director’s option, granted on May 26, 2022, and subject to a vesting requirement tied to the next annual meeting of shareholders;

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings;

•

Opportunity to participate in our deferred compensation plan for non-employee directors with deferred retainers invested in phantom stock units (“PSUs”) that mirror our stock and are ultimately paid in cash based on the fair market value of the Company’s stock at time of payment;

•	Opportunity to participate in our Incentive and Stock Compensation Plan of 2022 (the “2022 Plan”) and receive shares of Company stock in lieu of cash retainers; and

•	Opportunity to receive a discount of 30% in our retail stores (which is the same discount we offer to our associates and their families).

The grant of either restricted stock or RSUs to directors as part of their annual compensation is intended to align directors’ interests with those of our shareholders. In setting compensation levels for non-employee directors, the Governance and Nominating Committee was provided with competitive market data for a peer group of companies (similar to the peer group used for executive compensation comparisons). In consultation with Meridian, the committee analyzed the peer group data and determined that it was appropriate to set the Company’s director compensation at or near the median for the peer group.

We carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan. Non-employee directors are permitted to participate in our matching gift program on the same terms offered to employees (match for charitable giving to federally tax-exempt charitable organizations under Section 501(c)(3) of the Internal Revenue Code and located within the United States up to $20,000 per year per individual), and SEC rules require that the Company match amount for directors be disclosed as compensation. Non-employee directors do not participate in the retirement plans available to employees, nor do they receive any annual incentive plan awards or the long-term performance awards that have been developed for employees. A director who is an employee does not receive payment for service as a director.

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Non-Employee Director Compensation Table

The following table provides information on all cash, equity-based, and other compensation granted to non-employee directors during 2022.

Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)
Name	Cash Payment	Payment in Shares of Company Stock(2)	Deferred Payment(3)	Stock Awards(4)	All Other Compensation(5)	Total

Current

Lisa A. Flavin	120,000	—	—	145,009	—	265,009

Brenda C. Freeman	98,626	—	—	145,009	—	243,635

Lori H. Greeley	90,000	—	—	145,009	—	235,009

Mahendra R. Gupta	90,000	—	—	145,009	19,000	254,009

Carla C. Hendra	90,000	—	—	145,009	—	235,009

Ward M. Klein	145,000	—	—	145,009	—	290,009

Steven W. Korn	90,000	—	—	145,009	—	235,009

W. Patrick McGinnis (6)	28,750	—	—	—	—	28,750

Wenda Harris Millard	106,964	—	—	145,009	—	251,973

Bruce K. Thorn	78,379	—	—	145,009	—	223,388

(1)

This section includes the annual retainer for serving on the board and, as applicable, as the lead director and/or the chair of a committee during fiscal 2022. We pay the retainers at the end of each quarter, which results in three payments being made during the year of the director’s election or year within a continuing term and the remaining payment being made in the next year. Retainers are payable in cash and/or shares of the Company’s stock pursuant to the 2022 Plan. Payments of retainers in cash are shown in the column “Cash Payment,” and payments of retainers in shares of the Company’s stock are shown in the column “Payment in Shares of Company Stock.”

(2)

The “Payment in Shares of Company Stock” column reflects the grant date fair value of directors’ retainers earned that were issued as Company stock in lieu of cash. For services rendered during 2022, no Company shares were issued under the Incentive and Stock Compensation Plan of 2017 (the “2017”) Plan, or the 2022 Plan.

(3)

Retainers may be deferred at the election of the director each calendar year pursuant to the non-employee directors deferred compensation plan. Deferred retainers will be credited to the director’s account on a quarterly basis, with the number of PSUs equal to the number of shares of our stock having an equivalent fair market value (average of the high and low price of our stock) on the last trading day of the fiscal quarter when the cash compensation was earned. The director makes a payout election of the account in cash to commence immediately in a lump sum payout following termination of service as a director or in equal annual installments for five (5) years or ten (10) years following termination of service as a director.

(4)

The amounts in the “Stock Awards” column reflect the grant date fair value of the annual equity award made to non-employee directors. At the director’s election, an annual equity award is made in the form of RSUs that mirror the value of our stock, vest after one year and are payable in cash or stock on termination, or shares of our stock that are subject to a one-year vesting restriction based on service (restricted stock). Each of the non-employee director awards were issued either 5,235 RSUs or shares of restricted stock, and the average of the high and low prices of the Company’s stock on the date of grant, which is used to determine the number of restricted shares or RSUs to which each director is entitled, was $27.70 on May 26, 2022. These awards were approved by the board on May 26, 2022. At January 28, 2023, our 2022 fiscal year-end, each of the following directors held 5,235 RSUs that were unvested: Ms. Flavin, Ms. Freeman, Ms. Greeley, Ms. Hendra, Mr. Korn, Ms. Harris Millard, and Mr. Thorn. Dr. Gupta and Mr. Klein held 5,235 shares of restricted stock that were unvested.

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(5)

The amounts in the “All Other Compensation” column reflect the Company’s match of charitable contributions for Dr. Gupta. This column does not include Company expenses related to board service, including reimbursement of expenses, costs incurred for the director and a spouse to attend a board or industry function, and occasional use of the corporate aircraft for a director to attend a meeting of the board or committee or for Company-related business. This column also does not reflect items provided to directors for which the Company does not incur incremental cost (such as event tickets) or for which the actual cost was minimal (such as samples of our branded footwear, or the value of the discount on products purchased at our retail stores). The Company also provides directors’ and officers’ liability insurance, which the Company considers a business expense and not compensation to directors.

(6)	Mr. McGinnis retired from the board as of the 2022 annual meeting of shareholders.

Restricted Stock and Restricted Stock Units

The board makes an annual equity-based grant to non-employee directors in the form of either restricted stock or RSUs. The number of restricted shares or RSUs is determined by dividing the target aggregate cash value for the grant (i.e., $145,000 for 2022) by the fair market value on a date shortly after the date of board approval. The restricted stock awards vest at the next annual meeting of shareholders and, commencing with the grant date, earn cash dividends. The RSUs are subject to a vesting requirement ending at the next annual meeting of shareholders, earn dividend equivalent units, and are payable in cash or stock on the date the director terminates service or such earlier date as a director may elect (provided that the selected payout date is at least two years after the grant date for the award) based on the then-current market value of the Company’s stock. Dividend equivalents are paid on RSUs at the same rate as dividends on the Company’s common stock and are automatically re-invested in additional RSUs as of the payment date for the dividend.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors are eligible to participate in a deferred compensation plan with deferred amounts valued as if invested in our common stock through the use of PSUs.

Under the plan, we credit each participating director’s account with the number of PSUs that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the average of the high and low prices of our stock on the last trading day of the fiscal quarter when the cash compensation was earned.

Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock and are re-invested in additional PSUs at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end or following termination of the director’s service, and calculated based on the average of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. The accounts of prior participants continue to earn dividend equivalents on the account balance.

Incentive and Stock Compensation Plan of 2022

Our non-employee directors are eligible to participate in the 2022 Plan, which allows the participating director to receive retainers in shares of the Company’s stock in lieu of cash, with the number of shares issuable as determined based on the average of the high and low prices of our stock on the last trading day of the fiscal quarter. The annual equity-based grant to non-employee directors described above under “Restricted Stock and Restricted Stock Units” was also made under the 2022 Plan.

Non-Employee Director Stock Ownership

The board has adopted stock ownership guidelines for non-employee directors, the purpose of which is to encourage long-term share ownership by our directors and to better align the interests of non-employee

18    Caleres | 2023 Proxy Statement

directors with shareholders. For 2022, the guidelines provided that all non-employee directors hold shares of our stock or stock equivalents with a value at least equal to five times the annual cash retainer paid to them. For purposes of these guidelines, the following stock interests qualify under the guidelines: stock beneficially owned outside of Company-sponsored plans, stock held in any Company-sponsored stock-based plan, Company stock units held in any Company-sponsored non-qualified deferred compensation plan and RSUs. Non-employee directors are expected to achieve the required holdings by the fifth anniversary of the later of the adoption of the guidelines or the director’s commencement of board service. All of the directors who were required to do so met the guidelines as of the end of 2022.

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STOCK OWNERSHIP BY EXECUTIVE DIRECTORS, OFFICERS AND 5% SHAREHOLDERS

The following table shows the amount of our common stock beneficially owned as of the record date, except as noted below, by each director and nominee, each of the named executive officers listed in the Summary Compensation Table, all current directors and executive officers as a group, and all persons or entities that we know to beneficially own more than 5% of our stock on March 30, 2023 (based on filings made with the SEC). In general, “beneficial ownership” includes those shares for which a person has or shares the power to vote or the power to dispose and takes into account shares that may be acquired within 60 days (such as by exercising vested stock options). Thus, the table shows the number of employee and director stock options to purchase shares of our stock that are exercisable, either immediately or by May 29, 2023 (60 days after March 30, 2023). For our non-employee directors, the table shows the total number of share units held, as these units have an investment value that mirrors the value of our stock.

	Amount of Common Stock Beneficially Owned
Name	Number of Shares(1)	Exercisable Options	Total	% of Shares Outstanding	Director Share Units(2)

Non-Employee Directors

Lisa A. Flavin	—	—	—	*	30,552

Brenda C. Freeman	—	—	—	*	39,383

Lori H. Greeley	1,000	—	1,000	*	50,355

Mahendra R. Gupta	14,689	—	14,689	*	79,804

Carla C. Hendra	—	—	—	*	89,700

Ward M. Klein	82,654	—	82,654	*	44,168

Steven W. Korn	18,069	—	18,069	*	109,939

Wenda Harris Millard	23,998	—	23,998	*	15,206

Bruce K. Thorn	—	—	—	*	5,280

Named Executive Officers (NEOs)

John W. Schmidt	409,192	—	409,192	1.1	—

Diane M. Sullivan	799,866	—	799,866	2.2	—

Jack P. Calandra	39,681	—	39,681	*	—

Michael R. Edwards	108,321	—	108,321	*	—

Daniel R. Friedman	88,165	—	88,165	*	—

Douglas W. Koch	77,890	—	77,890	*	—

Current Directors and Executive Officers as a group (20 persons)	1,965,940	—	1,965,940	5.4	464,387

5% Shareholders

BlackRock, Inc. and related persons(3)	5,995,425	—	5,995,425	16.8	—

The Vanguard Group, Inc. and related persons(4)	3,529,963	—	3,529,963	9.9	—

Principal Global Investors, LLC(5)	2,532,832	—	2,532,832	7.1	—

*	Represents less than 1% of the outstanding shares of stock.
(1)

Directors have voting rights and the right to receive dividends with respect to these shares during the period of restriction. For our NEOs, these amounts include restricted stock as to which the holder has voting rights

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and a right to receive dividends, but no investment power, and which are subject to forfeiture based on service, as follows: Mr. Schmidt 229,100, Ms. Sullivan 378,614 shares, Mr. Calandra 39,546, Mr. Edwards 61,563, Mr. Friedman 25,943 shares, Mr. Koch 0; and Current Directors and Executive Officers as a group 866,930 shares. These amounts also include shares held by the trustee of the Company’s 401(k) plan for the accounts of individuals, as follows: Mr. Schmidt 5,596, Ms. Sullivan 10,634 shares, Mr. Calandra 135 shares, Mr. Edwards 4,118, Mr. Friedman 6,854 shares, Mr. Koch 2,891; and Current Directors and Executive Officers as a group 46,655 shares. The Company is not aware that any of the shares held by individuals have been pledged, and the Company’s insider trading policy prohibits the Company’s directors and executive officers from pledging Company securities or purchasing any financial instruments designed to hedge or offset any change in the market value of the Company’s securities.
(2)

Share units for directors, all of which are denominated to be comparable to, and derive their value from, shares of Company stock, include PSUs issued under our deferred compensation plan for non-employee directors and RSUs issued to our non-employee directors as of March 30, 2023, and are either vested or will be vested by May 29, 2023 (60 days after March 30, 2023). The share units are ultimately paid in cash or stock, and have no voting rights.

(3)

Based on its Schedule 13G amendment filing with the SEC on January 26, 2023, BlackRock, Inc. possessed sole power to vote 5,944,716 shares and sole power to dispose of 5,995,425 shares. BlackRock, Inc. is a holding company that beneficially owns shares held by the 11 subsidiaries identified therein. BlackRock, Inc.’s business address is 55 East 52nd Street, New York, New York 10055.

(4)

Based on its Schedule 13G amendment filing with the SEC on February 9, 2023, The Vanguard Group, Inc. possessed shared power to vote 75,668 shares, sole power to dispose of 3,423,576 shares, and shared power to dispose of 106,387 shares. The Vanguard Group, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Vanguard Group, Inc.’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)

Based on its Schedule 13G filed February15, 2023, Principal Global Investors, LLC possessed shred power to vote 2,532,832 shares and shared power to dispose of 2,532,832 shares. Principal Global Investors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Principal Global Investors, LLC’s business address is 801 Grand Avenue, Des Moines, IA 50392.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Structure of the Board

At the Company’s 2020 annual meeting of shareholders, the shareholders approved an amendment to our restated certificate of incorporation to declassify our board (a structure that had been in place since 1954). As a result, our restated certificate of incorporation and bylaws provide that commencing with the class of directors standing for election at the Company’s 2021 annual meeting, directors will stand for election for one-year terms. The term of office for each director elected at the 2021 annual meeting and thereafter expired at the next succeeding annual meeting of shareholders. Each director elected prior to the 2021 annual meeting of shareholders continued to serve as a director for the term for which he or she was elected. Accordingly, starting with the 2023 annual meeting of shareholders, the entire board will be declassified. In each case, directors will hold office until their successors are elected and qualified, or until their earlier death, resignation or removal.

We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. On December 8, 2022, the board created a vacancy and elected John W. Schmidt to fill that vacancy effective as of January 15, 2023, the date upon which Mr. Schmidt became our Chief Executive Officer. Although there is no mandatory retirement policy for directors, our Corporate Governance Guidelines limit the board from filling a vacancy with an individual over 72 years of age and generally precludes recommending an individual for election as a director for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72, unless the board determines that it is in the best interests of shareholders to retain the services of a director beyond his or her retirement age who is then serving as the chair of a committee of the board.

Your board has nominated for election as directors at the annual meeting eleven (11) individuals: Lisa A. Flavin, Brenda C. Freeman, Lori H. Greeley, Mahendra R. Gupta, Carla C. Hendra, Ward M. Klein, Steven W. Korn, Wenda Harris Millard, Diane M. Sullivan, John W. Schmidt and Bruce K. Thorn, each for a one-year term.

There are no family relationships between any of our directors, nominees, and executive officers.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

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NOMINEES FOR A ONE-YEAR TERM THAT WILL EXPIRE IN 2024

LISA A. FLAVIN
Director since: March 2019 Age: 58

Since March, 2021 Ms. Flavin has been Senior Vice President and Chief Compliance Officer of Emerson, a global manufacturing company serving a wide variety of commercial and residential customers through its power generation, automation and environmental controls businesses. Ms. Flavin leads Emerson’s worldwide audit activities, enterprise risk management and compliance functions. Prior to that, since 2011, she was Chief Compliance Officer and Vice President, Audit and before then, she was Vice President, Audit at Emerson, including leading the acquisition due diligence function from 2000 to 2011 and Director, Financial Audit from 1998 to 2000. Prior to joining Emerson, Ms. Flavin was Chief Financial Officer for the U.S. operations of Huls Corporation from 1995 to 1998. Ms. Flavin, who is also a CPA, spent 8 years in various audit roles at Ernst and Young, LLP. Ms. Flavin serves on the board of directors of BJC Healthcare (where she is chair of the audit committee). She is also on the executive committee of the Conference Board’s Council of Chief Audit Executives.

Board Committees: Audit (Chair)

Other Public Company Boards: None

Qualifications:

Ms. Flavin’s deep expertise in the corporate accounting, finance, and compliance functions and M&A and corporate strategy will enhance the board’s oversight of the Company’s financial reporting, governance, risk management and corporate strategy.

BRENDA C. FREEMAN

Director since: April 2017 Age: 58

Ms. Freeman is currently the founder of Joyeux Advisory Group, which provides comprehensive consulting services for brand marketing and development. In addition to her work through Joyeux, since January 2022, Ms. Freeman is also currently serving as Chief Brand Officer at Wunderkind, an international one-to-one marketing agency. From February 2020 until February 2021, Ms. Freeman was the Chief Executive Officer of Arteza, an e-commerce, direct-to-consumer start up that markets and sells art supplies in the $45 billion arts and crafts industry. From June 2019 until February 2020, Ms. Freeman was the founder and principal of the digital marketing firm, Joyeux Marketing Group. From 2016 through June 2019 Ms. Freeman held senior management roles at Magic Leap, Inc., a technology start-up that develops novel human computing interfaces and software on the leading edge of wearable technology and virtual and augmented reality applications, including most recently as Senior Advisor, Special Projects and, before that, Chief Marketing Officer. From 2015-2016, Ms. Freeman was the Executive Vice President — Chief Marketing Officer of National Geographic Channels and from 2014-2015 she was the Global Head of Television Marketing for DreamWorks Animation. Prior to that, Ms. Freeman was the Chief Marketing Officer — Cartoon Network/Adult Swim divisions of Turner Broadcasting from 2008-2014. From 2002 through 2008, Ms. Freeman served in a variety of senior marketing roles with increasing executive responsibility at Viacom including Senior Vice President, Nickelodeon Integrated Marketing and Partnerships, Vice President, VH1 Consumer Marketing Group and Vice President, Affiliate Marketing, Entertainment Group. Ms. Freeman also serves on the global advisory board of Savannah College of Art and Design.

Board Committees: Governance and Nominating, Technology and Digital Commerce (Chair)

Other Public Company Boards: Herman Miller, Inc. (2016 - 2019); Avnet, Inc. (2018 – present); Blue Apron, Inc. (2020 – present) and WM Technology (2021 – present)

Qualifications:

Ms. Freeman’s comprehensive background in all marketing disciplines and deep knowledge of consumer behaviors and trends coupled with her emphasis on leading consumer technologies will enhance the board’s role in overseeing the Company’s technology, marketing and overall consumer engagement strategies.

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LORI H. GREELEY
Director since: February 2015 Age: 63

Ms. Greeley is currently Chief Executive Officer at Serena & Lily, a retailer of furniture and home decor. Prior to that she served as Chief Executive Officer of Frederick’s of Hollywood, a well-known retailer of womens’ lingerie in the United States, where she was charged with, among other things, overseeing the company through its filing for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2015. From January 2007 until April 2013, she was Chief Executive Officer of Victoria’s Secret Stores, the leading specialty retailer of womens’ intimate apparel, other apparel, fragrances and cosmetics. Beginning in 1993, she held a number of executive level merchandising and management roles at Victoria’s Secret Stores, including Executive Vice President and General Merchandising Manager for various categories and member of the Executive Committee from 1995 until January 2007. Ms. Greeley also serves as a director of Third Love, a privately held online lingerie brand. Ms. Greeley is active with Bucknell University, including serving as a member of the Freeman College of Management Advisory Board, and as a speaker for the University’s Institute for Leadership and Technology program.

Board Committees: Culture, Compensation and People

Other Public Company Boards: RTW Retailwinds, Inc. (formerly New York & Company) (2015 - 2019)

Qualifications:

Ms. Greeley has spent her entire career in the fashion and retailing businesses. Her strong skills in merchandising, marketing, operations and leadership, coupled with her intense knowledge of the Company’s core consumer and extensive relevant industry experience, enhances the Board’s role in overseeing the development of the Company’s strategic direction.

MAHENDRA R. GUPTA
Director since: October 2011 Age: 67

Dr. Gupta is currently the Geraldine J. and Robert L. Virgil Professor of Accounting and Management at the Olin Business School at Washington University in St. Louis. From July 2005 through June 2016, he served as the Dean of the Olin Business School at Washington University in St. Louis. From 2003 to July 2005, he served as the Senior Associate Dean of the Olin Business School. He has served on the Olin Business School faculty since 1990 and in 2004 was named the Geraldine J. and Robert L. Virgil Professor of Accounting and Management. Dr. Gupta’s research has been published in leading academic journals, and he is a frequent speaker at research workshops and conferences worldwide. He also has been appointed a Trustee and Chair of the Audit Committee of Credit Suisse Funds, and a Director and a member of the audit committee of First Bank and ENDI Corp. Dr. Gupta also serves on the not for profit boards of directors of the Foundation for Barnes Jewish Hospital, the Oasis Institute and the board of trustees of The Consortium for Graduate Studies in Management.

Board Committees: Audit

Other Public Company Boards: Certain mutual funds of Credit Suisse Asset Management (2017 - Present); ENDI Corp (April 2022 – Present)

Qualifications:

Dr. Gupta’s education, which includes a Ph.D. in accounting from Stanford University, and his oversight of the financial management of the Olin Business School enhance his contribution to the board, and in particular to the Audit Committee.

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CARLA C. HENDRA
Director since: November 2005 Age: 66

In January 2021 Ms. Hendra was appointed Global CEO, Ogilvy Consulting, the global strategy & innovation unit of Ogilvy, and prior to that was named Chief Digital Officer of the Ogilvy Group in 2016. Ms. Hendra is a member of the Executive Committee of Ogilvy. Ogilvy is a global creative and marketing services network with over 400 offices in 138 countries and 15,000 employees, and one of the largest operating groups of holding company WPP plc. Ms. Hendra previously served as Co-Chief Executive Officer of Ogilvy North America from 2005 to 2010 and as Chairman of Ogilvy New York from 2007 to 2010. From 2011 to 2016, Ms. Hendra served as Chief Executive, OgilvyRED (now renamed Ogilvy Consulting). Ms. Hendra joined Ogilvy in 1996, and her other positions since that time have included serving as President of OgilvyOne N.A., a CRM and digital marketing agency, from 1998 to 2005. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising, from 1992 to 1996. She also served as a director of Unica Corporation, a publicly held company engaged in the enterprise marketing management software business until its acquisition by IBM in 2010. She is currently a Board Director of StartOut, a non-profit organization providing access to capital and mentorship to the LGBTQ+ community.

Board Committees: Governance and Nominating, Technology and Digital Commerce

Other Public Company Boards: Edgewell Personal Care (2015 - Present)

Qualifications:

Ms. Hendra has over 30 years of business experience spanning the fashion, advertising, marketing and digital industries; and during her 25-year tenure with The Ogilvy Group of companies, her increasing responsibilities have included leadership and senior management experience in domestic and international business serving clients in Financial Services, Hospitality, Technology, Retail, Industrial Products, and Consumer Goods ranging in size from Fortune 50 to startups. Ms. Hendra brings to the board specialized experience in creative management, strategic consulting for marketing and branding, digital innovation, and both targeted and integrated marketing. In her current role, she also adds enhanced experience in business and brand transformation and expansion of global teams, including through acquisitions. In 2022, Ms. Hendra earned an ESG Certificate from Competent Boards upon completion of its global ESG Certificate Program.

WARD M. KLEIN

Director since: March 2007 Age: 67

From July 2015 until July 2016, Mr. Klein was the Executive Chairman of Edgewell Personal Care Company, formerly the Personal Care division of Energizer Holdings, Inc. Prior to that, Mr. Klein was a director of Energizer Holdings, Inc., and served as Chief Executive Officer of Energizer Holdings, Inc., a position he held between 2005 and 2015. Prior to that, he served as President and Chief Operating Officer from 2004 to 2005 and as President, International from 2002 to 2004, having first joined Energizer in 1986. Beginning in 2020, Mr. Klein is the Chairman of the Board of BJC Healthcare, one of the largest non-profit healthcare providers in the United States. Mr. Klein also served on the Board of the Federal Reserve Bank of St. Louis from 2008 through 2013, including as Chairman of the Board from 2012 through 2013. From 2004 to 2006, Mr. Klein served as a director of Amerus Insurance Company. Mr. Klein served in leadership positions at St. Louis Civic Progress, including as its President from 2011 to 2013 and as its Chairman from 2013 through 2015.

Board Committees: Executive, Governance and Nominating (Chair)

Other Public Company Boards: None

Qualifications:

Mr. Klein has more than 30 years of service in various leadership roles with an international publicly-held consumer products company, with extensive experience in management, marketing, corporate finance, business strategy and international business. He has a Master’s degree in management with concentrations in marketing, finance and accounting. Additionally, his service as Chairman of the Board of BJC Healthcare, Chair of the Federal Reserve Bank of St. Louis and as a board member for an insurance company provide important leadership experience for the Board’s governance, strategy and oversight roles.

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STEVEN W. KORN
Director since: 2004 Age: 69

From June 2011 until January 2013, Mr. Korn served as the President and Chief Executive Officer of Radio Free Europe/Radio Liberty, Inc. From September 2005 through February 2008, he was the Publisher of the Daily Report, a legal newspaper located in Atlanta, Georgia. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues.

Board Committees: Audit, Governance and Nominating

Other Public Company Boards: None

Qualifications:

Mr. Korn’s business experience is well-rounded and reflects his practice as a lawyer (specializing in litigation as well as mergers and acquisitions), senior executive roles at two international media companies, and his successful restructuring of a newspaper to increase its efficiencies and profitability. His substantial experience in operations and management is complemented by his service as a director of various boards, for which he has chaired committees with responsibility for finance, budget, investment and compensation activities.

WENDA HARRIS MILLARD
Director since: April 2017 Age: 68

Ms. Millard is currently an independent marketing consultant. Ms. Millard is former Vice Chairman of MediaLink (2009-2023). Prior to that, Ms. Millard was Co-CEO and President of Martha Stewart Living Omnimedia from July 2007 through April 2009, where she oversaw the company’s media businesses and development of cross-platform marketing programs. From October 2001 through April 2007, Ms. Millard was the Chief Sales Officer at Yahoo! where she pioneered brand advertising on the internet. From December 2000 to October 2001, she was Chief Internet Officer at Ziff Davis, LLC and from July 1996 to December 2000 Ms. Millard was a founding member of the executive team at DoubleClick, serving as its Executive Vice President. Prior to that, Ms. Millard was also Senior Vice President and Publisher of Family Circle and Executive Vice President and Group-Publisher for Adweek, Mediaweek and Brandweek magazines. Ms. Millard serves on the boards of the Charleston Literary Festival, Wings for Kids and several start-up technology companies.

Board Committees: Culture, Compensation and People (Chair)

Other Public Company Boards: None

Qualifications:

Ms. Millard’s lengthy career in internet and digital brand building, sales and marketing and in strategic direction and execution will add to the board’s oversight of the Company’s strategies in technology, marketing, and overall execution.

26    Caleres | 2023 Proxy Statement

JOHN W. SCHMIDT
Director since: 2023 Age: 62

President and Chief Executive Officer since January 15, 2023. Prior to that Mr. Schmidt was President since December 2020. Mr. Schmidt joined the Company in 2008 as Senior Vice President/General Manager Better and Image Brands, became President — Contemporary Fashion in 2010, and President — Brand Portfolio in 2015. In 2020, he was named President and assumed responsibility for consumer and brand strategy for the entire Caleres portfolio. Prior to joining the company, Mr. Schmidt spent 10 years with Nine West Group in several executive positions of increasing responsibility and prior to that was in key merchandising and sales roles with Lord & Taylor, May Merchandising Corporation and Macy’s. Mr. Schmidt serves on the Board of Directors of the Accessories Council.

Board Committees: None

Other Public Company Boards: None

Qualifications:

Mr. Schmidt brings 15 years of senior management experience at the Company, as well as extensive merchandising, portfolio management, sales and brand marketing experience in the footwear industry to our board. As our President and Chief Executive Officer he is uniquely positioned to provide direct line-of-site perspective on all areas of the Company’s operations, financial performance, strategies, culture and talent and stakeholder engagement.

DIANE M. SULLIVAN
Director since: May 2007 Age: 67

Ms. Sullivan has been our Executive Chairman of the Board since January 15, 2023. She joined the Company as President in 2004 and added Chief Operating Officer to her responsibilities in 2006. She became Chief Executive Officer and President in 2011 and took on the additional role of Chairman of the Board beginning in 2014. Before joining the company, she was Vice Chairman of the Footwear Group at Phillips-Van Heusen from 2001-2003. Sullivan also served as President and COO of The Stride Rite Corporation where she worked from 1995-2001 and prior to that gained extensive consumer brand management and sales expertise at several companies including M&M/Mars and The Mennen Company. Ms. Sullivan’s philanthropic passion for the shoe industry, gender parity, education, and healthcare was celebrated in 2017 when she received the Footwear News Icon Award for Social Impact. She has been recognized by the Women’s Forum of New York for her commitment to gender parity, with more than 50 percent women on the Caleres Board of Directors. Sullivan serves on the Board of the Two Ten Footwear Foundation and was one of the founders of Two Ten’s Women in the Footwear Industry community (WIFI). She serves on the board of Enterprise Holdings, Spanx, AtHome Group, Inc. and the Gateway Arch Park Foundation.

Board Committees: Executive (Chair)

Other Public Company Boards: None

Qualifications:

Ms. Sullivan brings to the board her many years of leadership and senior management experience as a footwear and retail company executive, with extensive experience in corporate strategy, marketing, operations, brand and business development and M&A, including 18 years at the Company, where she has played an integral role in developing and executing the Company’s strategic direction and operating performance. In addition, her day-to-day leadership of the Company provides the board with intimate knowledge of the Company’s business.

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BRUCE K. THORN
Director since: March 2022 Age: 56

Since 2018, Mr. Thorn has served as President and Chief Executive Officer of Big Lots, Inc., a nationwide retailer of furniture and other home accessories through its e-commerce site and over 1,400 retail stores in the United States. Prior to joining Big Lots, Inc., from 2017 to 2018, Mr. Thorn was President and Chief Operating Officer of Tailored Brands, Inc., a portfolio company encompassing Men’s Wearhouse, Jos. A. Banks, Joseph Abboud,, and Moores, among other brands, and before that he was Executive Vice President and Chief Operating Officer of Tailored Brands, Inc., formerly known as Men’s Wearhouse, from 2015 to 2017. Prior to that, from 2007 to 2015, Mr. Thorn served in a number of executive roles with increasing responsibility at PetSmart, ultimately serving as Executive Vice President, Store Operations, Services and Supply Chain. Before joining PetSmart, Mr. Thorn worked in a variety of sales, operations and marketing positions with increasing responsibility, first at Cintas Corporation from 1995 to 2000, then at Gap, Inc. from 2000 to 2002 and at LESCO, Inc. from 2002 until 2007. Mr. Thorn is a graduate of the United States Military Academy at West Point where he earned a degree in mechanical engineering and holds an MBA from the University of Cincinnati. Mr. Thorn also serves on the board of the Nationwide Children’s Hospital, America’s largest pediatric hospital, and on the board of the National Veterans Memorial & Museum.

Board Committees: Culture, Compensation and People, Technology and Digital Commerce

Other Public Company Boards: Big Lots, Inc. (2018 – Present)

Qualifications:

In his current role as the sitting CEO of a national public retail company and through his many years of senior management and leadership roles with major national consumer and retail brands, Mr. Thorn brings a depth of skills and understanding of the retail, consumer products and apparel industries that will enhance the board’s oversight in the areas of management development, strategy, planning, execution, operations, retail real estate, digital e-commerce and direct to consumer sales and distribution, and finance.

Your Board of Directors recommends a vote “FOR” each of these nominees.

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PROPOSAL 2 — RATIFICATION OF ERNST & YOUNG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ratification of Ernst & Young LLP

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accountants to audit the Company’s consolidated financial statements for the fiscal year ending February 3, 2024, and believes that Ernst & Young LLP’s engagement is in the best interest of the Company and its shareholders. The Audit Committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the Audit Committee believes such a change would be in the best interest of the Company and its shareholders.

Representatives of Ernst & Young LLP will have an opportunity to, but have informed us that they do not plan to, make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

Fees Paid to Independent Registered Public Accountants

During 2022 and 2021, Ernst & Young LLP were our independent registered public accountants and charged fees for services rendered to us as follows:

Service Fees	2022	2021

Audit Fees	$1,663,050	$1,458,000

Audit-Related Fees	10,000	10,000

Tax Fees(1)	186,802	241,289

Total	$1,859,852	$1,709,289

(1)	The tax services in 2022 and 2021 included tax compliance (including preparation and/or review of tax returns), tax planning and tax consultation, including assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

In 2022, all of the audit, audit-related and tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee, or the chair of the committee to pre-approve services to be provided by the Company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC, whether the services are consistent with the SEC’s rules on auditor independence, and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings, and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the board and is comprised of only independent directors. The Audit Committee is also responsible for the appointment, compensation and oversight of the independent registered public accountants. The committee also oversees the

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process for the negotiation of the independent registered public accountants’ fees. Management is primarily responsible for the consolidated financial statements and reporting processes, including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the Company’s internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal auditors and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States and the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and Commission.

The Company’s independent registered public accountants also provided to the committee the written disclosures and letter required by applicable standards of the PCAOB regarding the independent registered public accountants’ communications with the committee concerning independence, and the committee discussed with the independent registered public accountants that firm’s independence, among other things. The committee considered whether the performance by Ernst & Young LLP (“EY”) of non-audit services, including tax services, was compatible with their independence.

The committee is also actively engaged in the selection of the lead auditor on EY’s engagement. In connection with the appointment of the lead auditor, the committee conducted a rigorous assessment of EY’s capabilities and expertise, service levels, qualifications, appropriateness of fees and independence and tenure as the Company’s auditor in determining whether to seek additional competitive bids.

EY has served as the Company’s independent auditors since 1917. In performing its annual review of whether to retain EY, the committee considered the benefits of a long-tenured auditor including a higher quality of audit given EY’s institutional knowledge and deep expertise concerning the Company’s operations and business, competitiveness of EY’s fees given that familiarity with the Company’s business and the time commitment, cost and management distractions on-boarding new independent auditors would entail.

In reliance on the reviews and discussions referred to above, the committee recommended to the board and the board approved including the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 28, 2023 for filing with the SEC. The committee believes it is in the Company’s best interests to retain EY as the Company’s independent registered public accountants for 2023.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. In addition, except in certain circumstances, it is not the duty of the committee to conduct investigations or to ensure compliance with laws and regulations and the Company’s business conduct policies.

Audit Committee

Lisa A. Flavin, Chair

Mahendra R. Gupta

Steven W. Korn

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation programs offered to our 2022 Named Executive Officers (“NEOs”), who are identified below.

•	John W. Schmidt, President and Chief Executive Officer

•	Diane M. Sullivan, Executive Chair

•	Jack P. Calandra, Senior Vice President, Chief Financial Officer

•	Kenneth H. Hannah, former Senior Vice President, Chief Financial Officer

•	Michael R. Edwards, Division President—Famous Footwear

•	Daniel R. Friedman, Chief Sourcing Officer

•	Douglas W. Koch, Senior Vice President, Chief Human Resources Officer

Executive Summary

Executive Compensation Objectives and Philosophy

The Committee oversees the design, development and implementation of our executive compensation program. The objectives and philosophy of our executive compensation program is to (a) attract and retain executive talent by setting compensation at a level that is competitive with a similarly-sized industry peer group, (b) encourage and reward superior performance with opportunities for additional compensation, and (c) facilitate equity ownership so that executives will be invested as shareholders in creating and maintaining the Company’s long-term value. The Committee determines the compensation of our executives in the first quarter of each year, considering the performance of the individual executives, the Company’s consolidated financial results and, where appropriate, the financial results of individual business units during the prior year. References to years in this CD&A refer to fiscal years.

To meet our executive compensation objectives, we have created a balance of cash and stock-based remuneration through the following compensation elements:

•	A fair and competitive base salary that is reflective of the depth and scope of accountability and the complexity of each executive officer’s individual responsibilities.

•

An annual incentive plan award opportunity payable in cash in connection with achieving short-term annual performance goals consistent with our strategic objectives and the goals of our business units.

•

Long-term incentive performance awards that are payable in cash, stock or a combination of cash and stock, are subject to the achievement of performance metrics over a three-year performance period, and reward the long-term performance and loyalty of our executives.

•

Restricted stock or stock option awards with long-term time-based vesting that promote the retention of our valued executive talent, encourage long-term share ownership and align our executives’ interests with our shareholders’ interests.

2022 Performance

2022 was a year of significant operational and financial accomplishments for the Company. Our talented team navigated the dynamic market environment to deliver a second consecutive year of record-setting sales and earnings. Consolidated net sales increased 6.9% over the prior year and adjusted earnings per share reached $4.52, or $0.23 above the high-water mark achieved in 2021 and more than double our pre-pandemic record. These exceptional results underscore the power of our brands, the strength of our platform and the successful execution of our strategic initiatives. The Brand Portfolio capitalized on robust demand for our lead brands and delivered its best-ever annual operating earnings, topping $112 million with an 8.5% return on sales. Famous Footwear leaned into its competitive advantages and utilized its improved inventory position to take advantage of strong pockets of demand to achieve its second-best year of earnings and second consecutive year of double-digit operating margin. At the same time, the Company continued to invest in value-driving growth opportunities

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while returning $73.4 million to our shareholders through share repurchases and quarterly dividend payments. In fact, our fourth quarter dividend marked 100 years of uninterrupted dividend payments by the Company. We also made significant progress on our culture and ESG initiatives. The following is a summary of the financial highlights for 2022:

•

Consolidated net sales increased $190.5 million, or 6.9%, to $2,968.1 million in 2022, compared to $2,777.6 million last year. Net sales of our Brand Portfolio segment increased $241.8 million, or 22.4% over last year, to $1,322.8 million driven by strong sales growth from nearly all of our brands. Famous Footwear segment’s net sales declined, from 2021’s record performance, by 2.5% to $1,705.1 million.

•

Consolidated operating earnings increased to $214.3 million in 2022, compared to $205.8 million last year. The increase was primarily driven by higher net sales in 2022 and improved leveraging of expenses, partially offset by a lower gross profit margin.

•

On a GAAP basis, we reported consolidated net earnings attributable to Caleres, Inc. of $181.7 million, or earnings per diluted share of $4.92 compared to $137.0 million, or earnings per diluted share of $3.56, last year. On an adjusted basis, our net earnings were $167.1 million, or earnings of $4.52 per diluted share, compared to $165.2 million, or $4.29 per diluted share last year. This represents the second consecutive year of record earnings for the Company.[1]

•	Tightly managed inventory levels, ending the year down 2.8% compared to year-end 2021.

[1]	A reconciliation of adjusted results is included in Annex 1 to this proxy statement.

Leadership Transition

In 2022 the Company also executed on its planned CEO transition. Effective as of January 15, 2023, after eleven years as our Chief Executive, Ms. Sullivan assumed the role of Executive Chair of the Board. At that time, Mr. Schmidt, who has held senior executive positions with the Company since he joined us in 2008, was promoted from President to President and Chief Executive Officer. Mr. Schmidt was also elected to the board at that time. In addition, Mr. Calandra joined the Company as our Chief Financial Officer, replacing Mr. Hannah, in September, 2022.

Summary of 2022 Compensation Decisions

Based on the Company’s 2021 performance and outlook for 2022 and our leadership transition, and in keeping with the compensation philosophy described above, the Committee approved the actions set forth below with respect to 2022 compensation:

•

Adjusting Mr. Schmidt’s compensation upon his becoming CEO by increasing his base salary to $1 million, increasing his target annual incentive award to 110% of base salary, and granting him a long-term incentive award for the 2023-2025 period with a target value of $2 million and an award of restricted stock that vests 50% after two years and 50% after 3 years with a grant date fair value of $2 million. As of her transition to Executive Chair, Ms. Sullivan’s salary was reduced to $800,000 for 2023 and $500,000 for 2024, her annual incentive award target was reduced to 100% for 2023 which is the last year she is eligible for an annual incentive award, and she received an award of restricted stock with a grant date fair value of $1,500,000 that vests 50% at the Company’s 2024 annual meeting and 50% at the Company’s 2025 annual meeting.

•	The Committee set Mr. Calandra’s compensation by reference to median peer group data provided by its compensation consultants.

•

No base salary increases for the NEOs, with the exception of Mr. Edwards who received an increase in base salary as a market adjustment given his role as Division President – Famous Footwear and Mr. Schmidt upon his promotion to CEO as noted above.

•	Generally holding flat with annual incentive target % opportunity for executives.

•

Subjecting the payouts under the annual incentive plan awards and the long-term performance awards to challenging performance criteria, such as growth in EPS, Return on Sales, Operating Earnings, Margin, Net Sales and individual Executive Strategic Initiatives.

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•	Structuring annual incentive plan awards so that payouts are dependent on total Company performance.

•	Providing long-term incentive programs that reward strong performance and encourage value creation for shareholders while also fostering retention of our executives.

•	Including clawback provisions in long-term performance awards and forfeiture provisions in annual incentive plan awards.

•	Granting awards of restricted stock with long-term vesting periods to retain talent and recognize individual performance.

•	Using an appropriate peer group for comparative purposes in determining compensation design practices and levels, reflecting our size, industry and competitors for talent.

•	Maintaining competitive stock ownership guidelines for executives.

For a detailed discussion of the 2022 compensation elements and the Committee’s decision-making process, please see the section below entitled “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2022?”

Say on Pay

The Company believes that it is appropriate to take into account the views of shareholders on the design and effectiveness of the Company’s executive compensation program. The Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their non-binding advisory votes on the executive compensation paid to our NEOs and will continue to consider the outcome of the votes when making future compensation decisions for NEOs. The Company currently holds such a vote every year, consistent with the preference expressed by a majority of our shareholders. In 2022, the shareholders overwhelmingly approved the Company’s executive compensation Say on Pay with 94% of votes cast in support. Consequently, the Company’s 2023 compensation policies and decisions are consistent with the policies and decision-making criteria used last year. Please see the section below entitled “Executive Compensation Program — What are the compensation levels for 2023?” for additional information regarding the compensation decisions made this year.

Executive Compensation Program

What are the objectives of our executive compensation program?

The principal objectives of our executive compensation program are to sustain our talent pool by:

•	Rewarding performance without encouraging inappropriate or excessive risk taking.

•	Aligning executives’ interests with shareholders’ interests.

•	Attracting, retaining and motivating talented executive leadership through programs that consider, but are not determined by, market practice.

What are the key elements of our 2022 executive compensation program?

The key elements for our NEOs’ 2022 compensation as set by the Committee in the first quarter of 2022, including those elements that are set annually (noted with asterisk (*)) as to each NEO, are indicated in the following table. Each of these elements is discussed in more detail in this CD&A. Additional discussion and related compensation

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amounts for these elements are included in other tables in the Executive Compensation section of this proxy statement with the related table and/or discussion identified in the right-hand column below.

Compensation Element	Primary Purpose	Key Features	Cross-Reference to Other Compensation Tables
Base Salary*	Fixed level of cash compensation for performing executive responsibilities.	To be commensurate with experience and level of responsibility, based on consideration of industry peer group median data, with adjustments for individual performance, executive’s expected and/or proven responsibility for contributing to our performance and overall market competitiveness.	Summary Compensation Table
Annual Incentive Plan Award*	Reward both short-term financial performance and operating performance of individual business units consistent with strategic objectives.	Target cash award opportunity based on a percent of salary, with payment based on fiscal year performance compared to a range of pre-established performance levels. Minimum Adjusted EPS is required, and the maximum payout opportunity is 200% of the target cash award value (subject to the Committee’s right to reduce based on individual performance). Subject to forfeiture if violation of Code of Business Conduct.	Summary Compensation Table and Grants of Plan-Based Awards Table
Long-Term Performance Award*	Encourage continued high level, long-term performance and retention of talent.	Performance awards payable in cash and/or shares using pre-established metrics and a range of potential payout opportunities based on a three-year performance period, consisting of three separate annual performance periods and a cumulative performance period based on achievement of individual objectives. Minimum Adjusted EPS for each performance period is required, and maximum payout opportunity is 200% of the target award (s) granted. Subject to clawback in the case of restatement due to malfeasance.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table
Equity Awards*	Align executive management interests with those of shareholders and encourage retention.	Restricted stock with graded vesting (typically 50% after 2 years and the remaining 50% after 3 years) based on service.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table
Pension Benefits and Deferral Plans	Attract and retain highly compensated executives by providing post-employment replacement income and tax-efficient savings opportunities.	Participation in pension and savings plans on same terms as all employees, participation in a supplemental executive retirement plan for select employees, and opportunity to defer current compensation through 401(k) savings plan and deferred compensation plan.	Summary Compensation Table and Retirement Plans - Pension Benefits Table and Non-Qualified Deferred Compensation Table

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Does the Committee use a compensation consultant?

The Committee has retained Meridian Compensation Partners LLC (“Meridian”) to serve as the Committee’s independent compensation consultant. Among other matters, Meridian advises the Committee regarding:

•	Executive compensation practices and trends.

•	Best practices regarding short-term and long-term incentive plan design.

•	The appropriate mix and amounts for compensation elements to achieve Company objectives.

•	Shareholder perspectives and concerns related to executive compensation and Say on Pay recommendations.

•	Selecting the appropriate peer group and development of peer group data.

•	Compensation market values as a result of a detailed market study for key senior executives.

•	Technical developments and regulatory requirements impacting executive pay.

What is the role of management in determining compensation?

Our Chief Executive Officer assists the Committee by making compensation recommendations for a group of senior executives, including the other NEOs, after discussion with our Senior Vice President, Chief Human Resources Officer. The Chief Executive Officer’s recommended levels for base salary, annual incentive plan target awards, long-term performance awards and equity grants are provided to the Committee. In addition, the Chief Executive Officer provides his or her perspective on the relative performance and contributions of the other NEOs to the Committee.

Based on our business plan and prior year performance, management develops the performance metrics, plan goals, and range of performance and payout levels to be used for our annual incentive plan awards and long-term performance awards and provides this information to the Committee for its review and approval. Both our Chief Executive Officer and Senior Vice President, Chief Human Resources Officer are present at the Committee’s first meeting of each year to discuss individual performance and contributions, how the Committee’s determinations can support strategic goals, and other issues of concern to the Committee. The Committee discusses these recommendations with the Chief Executive Officer and also meets in executive session. The Committee generally gives considerable weight to management’s recommendations but exercises its independent discretion to accept, reject or modify these recommendations.

Who evaluates the Chief Executive Officer’s performance?

Our Governance and Nominating Committee is responsible for evaluating our Chief Executive Officer’s performance and utilizes a formal evaluation process administered by the Senior Vice President, Chief Human Resources Officer. This performance appraisal considers the Chief Executive Officer’s performance in the areas of organizational leadership, financial results, and governance and includes a survey of all members of the board. When evaluating the Chief Executive Officer’s performance, the Governance and Nominating Committee meets in executive session without management present although other non-management members of the board are invited to participate in that committee’s meeting. Subject to the Governance and Nominating Committee’s evaluation, the Committee reviews and determines the Chief Executive Officer’s compensation in executive session.

What is the Committee’s process for setting executive compensation?

The Committee sets annual levels of the key compensation elements for the NEOs at its March meeting each year when prior year financial results are known. However, consideration of peer practices and trend development, analysis of our programs and outcomes, and discussion of possible program changes begin several months earlier. Also, throughout the year, the Committee reviews the overall structure and elements of compensation.

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The Committee utilizes a variety of information resources in fulfilling its responsibilities to determine appropriate executive compensation with most information provided by the Company’s Senior Vice President, Chief Human Resources Officer. As requested by the Committee or as otherwise deemed appropriate to support the Committee in carrying out its responsibilities, the Committee also receives advice from its compensation consultant and utilizes other published compensation data. In connection with the March meeting of each year, management furnishes to the Committee suggested compensation for each of the NEOs. Historical information, including with respect to salary and equity award grants, total shares subject to outstanding awards, spread value on unvested options, market value of outstanding restricted stock and current stock ownership for the NEOs is also available if requested. Peer group median data and the range of recommended compensation from the peer group median are also provided.

The Committee generally considers the following factors when establishing the annual levels for the compensation elements:

•

For each NEO: prior years’ compensation levels; demonstrated leadership skills; prior year performance, including accomplishment of strategic objectives and personal contributions (based upon management reports); scope of responsibilities; internal pay relativity; long-term career goals; impact on the organization now and in the future, and, if applicable, anticipated retirement.

•

For the NEOs as a group: internal pay equity among the executive group with each NEO to have a significant portion of compensation be variable “at risk” pay tied to both short-term and long term performance-based incentives, and with a greater percentage of compensation being at risk as scope of responsibilities increase.

•

Peer group data at the median level compared to the current market value of each key element and the total package value (as described below). The Committee commissions a market study which also includes our relative performance compared to peers on a variety of metrics.

•	Prior year Company financial performance and current stock price.

•

Number of shares available for grant under our incentive plan, a calculation of the current run rate for equity grants and the total “overhang” based on outstanding awards and dilution that would result from proposed awards.

•	The Company’s strategic direction and financial position, current year budget and projections.

•	Potential risk of the proposed award program.

•	Succession planning.

•	External factors, such as market conditions for a particular job or skill set or known changes in compensation practices of our competitors for talent.

•	The need to retain the Company’s key employees.

•	Our Chief Executive Officer’s recommendations and performance ratings.

In considering these factors, the Committee’s deliberations are necessarily fact specific and situational. There is no established formula for weighting these factors, some of which are intangible and not readily quantifiable. Nor does the Committee use a pre-established priority for these factors. Depending on the year or the individual, the Committee may find certain factors more significant than others. As a group, however, they provide necessary context and perspective for developing a compensation program that is aligned with our business objectives and provide the right performance incentives.

For performance-based compensation elements, such as our annual incentive plan awards and long-term performance awards, the Committee reviews the performance metrics to be used as well as the plan goal and minimum and maximum levels used to establish the range of potential payouts.

Although the Committee considers the performance goal levels within management’s operating plan, its focus in reviewing recommendations for annual incentive plan awards and long-term performance awards is to set

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performance levels that it believes promote Company growth without sacrificing quality of earnings. The Committee also considers both the metrics selected and plan goal levels as significant measures of executive efforts in managing the Company consistent with its business strategy and operating plans and in the best interests of shareholders.

How does the Company manage risk through its compensation program?

We believe that our compensation program discourages our employees, including our executives, from taking risks to achieve short-term benefits at the expense of long-term performance goals because our compensation program:

•	Provides a mix of fixed compensation (e.g., salary) versus variable or “at risk” compensation, as well as cash versus equity incentives.

•	Strikes a balance between the use of short-term incentives and longer-term incentives, each with appropriate performance metrics.

•	Aligns executive management’s interests with those of our shareholders.

•	Uses incentives that are consistent with our short-term and longer-term strategic initiatives and that incorporate caps on payouts (generally 200% of target).

•	Uses multi-year performance vesting with respect to long-term performance awards and multi-year time vesting, which requires long-term commitment on the part of our executives.

•	Contains forfeiture provisions that apply if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct.

•	Grants to the Committee the right to exercise negative discretion to reduce annual incentive award payouts and long-term performance award payouts based on the quality of the Company’s earnings.

•

Includes a clawback provision in long-term performance awards as a risk mitigator, providing that the Committee may require that any holder of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award.

•	Includes executive stock ownership guidelines.

How did the Committee set the NEOs’ compensation for 2022?

Overview.    To develop compensation packages for the NEOs for 2022, the Committee considered current and long-term compensation and used a market valuation analysis to review those elements that it reviews annually, namely the base salary, annual incentive plan award, long-term performance award, and equity award.

While neither management’s recommendations nor the Committee’s determinations are based on a specified pay mix allocation, the final pay mix approved for an individual executive and for the group is consistent with our objectives. To the extent the Committee considered peer group data when setting 2022 compensation, the Committee reviewed the data available for comparable positions at such peer companies for each of the NEOs.

Fiscal 2022 Compensation Analysis.    The Committee used competitive market data to enable comparison with peer group data and to assess relative compensation levels among key executives. The total target compensation level (which includes base salary at the approved annual level and the market value of other elements) for the Company’s NEOs was equal to market median.

Compensation Mix in 2022.    Based on the target market valuations used by the Committee and the key compensation elements set forth in the preceding table, the following charts show percentage allocations for Mr. Schmidt, our President and Chief Executive Officer, and the average of the remaining NEOs at 2022 year-end, based on the particular compensation element. These charts facilitate a quick review of whether the allocations are consistent with the Committee’s objectives, such as by considering the annual/short-term versus long-term allocation, cash versus equity split, and fixed (salary) versus variable or “at risk” (annual incentive plan awards,

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long-term performance awards and equity awards). This data also reflects that the most senior executives with the greatest scope of job responsibilities have an increasing percentage of compensation that is performance-based rather than fixed, with base salary representing no more than 39%, on average, of the assumed total target compensation opportunity for any NEO.

Base Salary.    In March 2022, the Committee decided not to increase the base salaries of our NEOs and certain other executives with the exception of Mr. Edwards who received an increase in his base salary as a market adjustment consistent with his role as Division President – Famous Footwear. The overall average annual increase to base salaries throughout the Company in 2022 was 3%.

Annual Incentive Plan Award.    The annual incentive plan award is based upon a percentage of base salary. Based upon peer data presented to the Committee, the Committee determined that the annual incentive plan target award percentages for the NEOs were within 1% of the peer median percentage of salary.

In general, the Company has a consolidated plan for functional areas that are not directly revenue producing and plans for revenue producing divisions or business units. For all plans, we use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award. The Committee included a forfeiture condition, which provides that the annual incentive award will be forfeitable if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct. In addition, the Committee has retained negative discretion to reduce any award payout based on individual performance or other reasons, including the quality of earnings.

Consolidated Plan

For the consolidated plan, the Committee used Adjusted EPS (which is defined as consolidated diluted earnings per share, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric. The Committee uses Adjusted EPS because the Committee believes it is the performance measure most closely followed by shareholders and is a good indicator of annual operating performance for our industry. By allowing adjustments for special charges and recoveries, the Committee recognizes that certain items that are not indicative of the Company’s core operating results should be excluded for purposes of determining compensation. The second metric for the consolidated plan is Adjusted Return on Sales which acts as an inflator or deflator. This secondary metric was selected because it is a commonly used metric for profitability and shareholder returns.

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The consolidated plan includes minimum levels of achievement for Adjusted EPS and Adjusted Return on Sales. The following table provides information about the range of performance levels for the annual incentive plan awards for the NEOs in the consolidated plan approved by the Committee in March 2022:

Annual Consolidated Incentive Plan for 2022(1)

			Award Payout Percentage Adjusted Return on Sales
	Adjusted EPS	Adjusted EPS Performance as a % of Plan Goal	6.0%	7.5% (Plan Goal)	8.4%

Minimum Adjusted EPS Performance	$3.40	50%	50%	56%	60%

Adjusted EPS to Receive 100% Payout	$3.85	100%	100%	103%	105%

Adjusted EPS to Receive Maximum Payout	$4.70	200%	200%	200%	200%

Actual 2022 Adjusted EPS(2)	$4.52	117%	—	—	—

(1)	Applicable to Ms. Sullivan and Messrs. Schmidt, Calandra, Hannah and Koch.
(2)

In March 2023, management presented its calculation of 2022 Adjusted EPS ($4.52) and Adjusted Return on Sales (7.33%). Based upon these calculations the Committee determined that the 2022 annual consolidated incentive plan payout was at 180%.

Division Plans

For the revenue producing units’ plans, the Committee approved using Adjusted Operating Earnings (“Adjusted OE”) (which is defined as operating earnings, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric. By allowing adjustments for special charges and recoveries, the Committee recognized that certain items that are not indicative of the business units’ core operating results should be excluded for purposes of determining compensation. The second metric for the divisional plans is Net Sales. The Committee views the combination of operating earnings and net sales as meaningful measures of the divisions’ contributions to the Company’s overall performance and sustained profitability. To ensure further alignment between individual revenue producing units and the Company, the annual incentive payout for division presidents are weighted 50% for the applicable division’s performance and 50% for the Company’s consolidated performance. The divisional plans include minimum levels of achievement on Adjusted OE and Net Sales in order to pay out.

Annual Famous Footwear Incentive Plan for 2022(1)

			Award Payout Percentage if Net Sales is:
	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	$1,701.80 (96.9% of Plan Goal)	$1,756.50 (Plan Goal)	$1,786.9 or More (101.7% or More of Plan Goal)

Minimum Adjusted OE Performance	$190.0	50%	50%	50%	50%

Adjusted OE to Receive 100% Payout	$218.1	100%	100%	100%	100%

Adjusted OE to Receive Maximum Payout	$276.0	200%	200%	200%	200%

Actual 2022 Adjusted OE(2)	$195.8	90%	—	—	—

(1)	Applicable to Mr. Edwards.
(2)

In March 2023, management presented its calculation of Adjusted OE ($195.8 million) and Net Sales ($1,705.1 million). Given these exceptionally strong results, including achievement of the second highest

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Adjusted OE and Net Sales in Famous Footwear’s history and that those earnings contributed 60% of the Company’s overall 2022 earnings, the Committee exercised its discretion to increase payout of this plan from 60% to payout at 100%.

Annual Sourcing Incentive Plan for 2022(1)

			Award Payout Percentage if Net Sales is:
	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	$1,142.2 (94% of Plan Goal)	$1,215.6 (Plan Goal)	$1,256.4 More (103% or More of Plan Goal)

Minimum Adjusted OE Performance	$ 57.1	50%	50%	50%	50%

Adjusted OE to Receive 100% Payout	$ 71.4	100%	100%	100%	100%

Adjusted OE to Receive Maximum Payout	$ 87.1	200%	200%	200%	200%

Actual 2022 Adjusted OE(2)	$112.0	157%	—	—	—

(1)	Applicable to Mr. Friedman.
(2)

In March 2023, management presented its calculation of Adjusted OE ($112.0 million) and Net Sales ($1,212.1 million). Based upon this calculation the Committee determined that the 2022 sourcing incentive plan payout was at 149%.

Discretionary Bonus.    The Committee retains discretion to award bonuses to reward unique performance and to recognize specific individual achievement and contributions to the success of the Company. The Committee did not award any such bonuses to any of the NEOs for 2022.

Long-Term Compensation.

Process for Determining Long-Term Compensation.    In March 2022, the Committee determined the target value of Ms. Sullivan’s 2022 long-term compensation would be allocated 50% to long-term performance awards and 50% to restricted stock awards. This determination was made by considering peer group market data, Ms. Sullivan’s experience and expertise and Company performance. The Committee determined that the target value of the long-term compensation of the NEOs other than Ms. Sullivan would be allocated approximately 50% to long-term performance awards and 50% to restricted stock awards.

The Committee set target long-term compensation levels for the other NEOs as a percentage of Ms. Sullivan’s target level with consideration given to external market data for these roles and to achieving internal pay equity among this group.

Long-Term Performance Award.    In March 2022, the Committee approved the design of a long-term incentive plan (“LTIP”) for 2022-2024. Under that design, the Committee determined that the target value of the LTIP awards for each NEO would be payable in cash in order to conserve shares available for future awards under the 2022 Plan. The awards granted to each NEO would be subject to satisfying two (2) Committee-approved performance metrics (i.e., Adjusted Consolidated EPS and Net Sales over the performance period (2022-2024). The Committee believes the Net Sales metric over the performance period is appropriate to ensure management remains focused on growth strategies and Adjusted EPS is the appropriate metric to focus on sustained profitability.

The Committee believes the relative difficulty of achieving the performance levels above target represents a significant stretch in performance for the NEOs and as such should yield commensurate financial rewards. The plan is divided into four (4) distinct measurement periods, three (3) based on annual financial performance and

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one period based on individual achievement of strategic initiatives over the cumulative period of the award. If any one year of the performance period’s financial goals are achieved, that amount is earned and “banked” for payment at the end of the three-year period, assuming the service period is met. To receive payment under the LTIP, NEOs must be employed by the Company at the time of payout. The value of each measurement period is equal to 25% for each annual financial period and 25% for the cumulative period based on achievement of individual strategic initiatives.

The threshold payout opportunity was set at 30% and the maximum opportunity at 200%. This reflects the practices of our peer group and provides a robust incentive to our executives in keeping with the challenging long-term financial objectives set by the Committee. The Committee approved a payout range if the Company’s Adjusted EPS performance was within an approximate range of 85% to 135% of the established goal for Adjusted EPS for each performance period, in recognition of the difficulty of forecasting long-term. Depending on Net Sales performance, the payout rate could be adjusted up by 35% and down by 15%, but in no instance greater than 200% of target. If achieved performance is less than 85% of the established target goal for Adjusted EPS, the NEOs would receive no payout under the performance awards. The Company uses interpolation to determine the exact payout percentage. As a result, there are multiple combinations of the metrics that could result in payment of the maximum award.

A three-year performance period was used so that the NEOs would have overlapping performance awards (i.e., a new performance period starts at the beginning of our fiscal year). Additionally, this long-term award serves to attract, retain, and motivate our executives to build shareholder value over the life of the award and provides retentive value over the term of the award.

The awards also include a claw-back provision as a risk mitigator, providing that the Committee may require that any recipient of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award. The Committee also retains the right to exercise negative discretion to reduce any award payout based on the quality of the Company’s earnings.

Restricted Stock Awards.    In March 2022, we granted restricted stock awards to our NEOs with service-based graded vesting, 50% at year 2 and 50% at year 3. The Committee determined that grant levels for the NEOs (other than the Chief Executive Officer) are on average, approximately 10% of the Chief Executive Officer’s grant level. The Committee based the amount of equity awards granted on a 60-day average share price rather than the current share price at the time of grant because the Committee believes this mitigates the fluctuation in the Company’s share price. The Committee approved restricted stock grants for the NEOs in 2022 in amounts that had a current market value that was approximately equal to 50% of the total long-term compensation opportunity granted. Prior to vesting, the holder of restricted stock receives dividends on those shares and has voting rights.

One of our NEOs, Mr. Hannah, had outstanding stock options in connection with prior grants, however those options were not exercised prior to their expiration. No stock options were awarded to NEOs in 2022.

Individual Awards.    From time to time the Committee exercises its discretion to grant incentive awards to individual NEOs for the achievement of certain goals or to reward outstanding performance. No such awards were granted in 2022.

Was there a payout on the 2020 long-term performance awards, which had a performance period ending with 2022?

Yes. The 2020 long-term performance awards, which had a performance period of 2020 to 2022, used annual Adjusted EPS as the primary metric and EBITDA as a percent of Net Assets as the secondary metric. The cumulative component of the award was set as individual strategic initiatives of our NEOs for the three-year performance period. As described above, if any one year of the performance period’s financial goals are achieved, that amount is earned and “banked” for payment at the end of the three-year period, assuming the service period is met, and the value of each measurement period is equal to 25% for each annual period and 25% for the cumulative period. For this performance award, the plan paid out at a total weighted percent of 195% with the 2020 period achieving 200.0% of target, the 2021 period achieving 200.0% of target, the 2022 period achieving 179.8% of target and the cumulative period achieving 200.0% of target.

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The following tables show the Threshold, Target and Maximum Adjusted EPS goals and the EBITDA/ Net Assets percentages that act as modifiers for this award for each financial performance period. This plan, which was conditionally approved in March 2020 at the onset of the COVID -19 pandemic, was modified at the end of the second quarter of 2020 given the profound impact of the pandemic, which made forecasting multi-year, long term business results impractical. The plan was modified such that the first financial performance period was comprised of the second half of 2020 and the financial goals for the second and third financial performance periods of 2021 and 2022, respectively, were set in March of each of those years. The significant uncertainty of forecasting business results continued into 2022 as the Company’s supply chain, like most, was heavily impacted and the consumer demand environment continued to shift rapidly.

The NEOs’ cumulative strategic initiatives were set at the beginning of the plan and varied by NEO, but were directed towards those operational, financial and strategic actions that would ensure the Company managed through the pandemic and positioned itself for strong growth and profitability during and after the return to more normalized business conditions. At the conclusion of the three-year performance period, Ms. Sullivan (who had been CEO for almost the entirety of 2022) determined the degree to which the initiatives were achieved based upon self-assessments performed by each NEO and actual results, which for this award included significant margin expansion and a structural change in the earnings power of the Company resulting in two consecutive years of record earnings for the Company.

2020 (Q3 and Q4) Performance Measurement

		EPS	EBITDA/ Net Assets	Award Modifier

Maximum	200%	>$0.16	6.70%	135%

Target	100%	$0.04	4.50%	100%

Threshold	30%	$0.00	4.00%	85%

	0%	<$0.00

Actual		$0.51	12.73%

2021 Performance Measurement

		EPS	EBITDA/ Net Assets	Award Modifier

Maximum	200%	$2.00	35.90%	135%

Target	100%	$1.35	33.10%	100%

Threshold	30%	$1.00	24.90%	85%

	0%	<$1.00

Actual		$4.29	90.95%

2022 Performance Measurement

		EPS	EBITDA/ Net Assets	Award Modifier

Maximum	200%	$4.70	70.40%	135%

Target	100%	$3.85	60.80%	100%

Threshold	30%	$3.00	45.80%	85%

	0%	<$3.00

Actual		$4.52	60.50%

42    Caleres | 2023 Proxy Statement

How does the Company provide NEOs with post-retirement income replacement?

To attract and retain employees, including NEOs, the Company maintains several plans that provide post-employment benefits:

Pension Plan.    We offer a broad-based tax-qualified defined benefit pension plan (the “Pension Plan”). Our hourly associates earn a pension benefit using a flat dollar rate and years of service ($40 per month x years of service, up to 30 total years). For all salaried associates, Pension Plan benefits were frozen on December 31, 2018, with future retirement benefits to be earned through a 401(k) plan, unless the salaried associates met certain grandfathering criteria on December 31, 2018. Salaried associates who were participants in the Pension Plan and were at least age 55 with 10 years of service, or age 60 with 5 years of service as of December 31, 2018, are considered grandfathered. Grandfathered employees continue to earn benefits under the Pension Plan formula in effect prior to December 31, 2018. Of our NEOs, Ms. Sullivan, Mr. Schmidt, Mr. Friedman and Mr. Koch are grandfathered.

Supplemental Executive Retirement Plan.    Ms. Sullivan and Messrs. Schmidt, Friedman and Koch are grandfathered participants in our Supplemental Executive Retirement Program (“SERP”), a plan with a limited number of participants. The SERP has two separate benefit components. The Executive portion of the SERP (“Executive SERP”) applies to Ms. Sullivan and Mr. Koch and the Restorative portion of the Plan applies to Messrs. Schmidt and Friedman. The Executive SERP provides an enhanced benefit. In November 2022, the Committee approved freezing the Executive SERP. The SERP is a non-qualified retirement plan that allows the participant to receive retirement benefits on the full amount of his or her income, including the portion of income that exceeds the limitations in the Internal Revenue Code for tax-qualified defined benefit pension plans. The five-year vesting requirement supports the retention objective of our program. The SERP has change in control provisions that provide for an enhanced benefit, with payout of the present value of the current accrued benefit within 30 days of a change in control, without regard to vesting restrictions. These provisions are intended to reassure executives that they will receive expected amounts of non-qualified deferred compensation that are payable out of general assets and which may be a substantial portion of the executive’s expected retirement income. We believe that change in control provisions are beneficial because they keep the executive focused and have particular significance for the SERP because it is an unfunded plan. For the SERP, the change-in-control provision results in enhanced retirement benefits. For further details on the SERP, see the discussion under “Executive Compensation — Retirement Plans — Supplemental Executive Retirement Plan (SERP)” below.

401(k) Savings Plan.    All of our salaried employees are eligible to participate in the Caleres, Inc. 401(k) Plan, and we consider this to be a basic benefit. The Company partially matches employee contributions up to 50% of 6% of associates’ contributions; provides a core contribution of 1.5% of salary and a discretionary profit sharing contribution of up to 2% of salary. Based on 2022 financial performance the Committee approved a profit sharing contribution of 2%. Matching contributions, core contributions and profit sharing contribution are not available to the employee until termination or retirement. Grandfathered participants in the Pension Plan are eligible to receive the matching and profit-sharing contributions, but not the core contribution.

Deferred Compensation Plan.    The Company offers a non-qualified deferred compensation plan for a select group of employees, and the Committee has authorized deferral of up to 50% of base salary and up to 100% of annual incentive plan awards. The Company does not match or contribute to this plan, which essentially operates as an unfunded, tax-deferred personal savings account administered by the Company. The Committee approved this plan because it is a benefit readily available in the marketplace.

Do we provide severance or change in control benefits to the NEOs?

For a limited group of executives, including our NEOs, we utilize executive severance agreements as a means to retain and attract executives in a competitive market for talent. In exchange for the right to receive these benefits following a change in control, the executive agrees to a non-compete agreement for up to two years following any termination of employment. These executive severance agreements provide that in the event of a termination not related to a change of control, the NEO will receive payment of the current year’s annual incentive plan award based on satisfaction of plan performance goals, to be paid following completion of the performance period and pro-rated based on period of service; a cash severance payment of up to two times salary and the target annual incentive plan award; up to two years’ accelerated vesting for stock options and restricted stock; and medical and outplacement benefits.

Caleres | 2023 Proxy Statement    43

The change in control benefits in the NEOs’ executive severance agreements are “double trigger” provisions and only apply if, within the two year period following the change in control, the NEO is terminated without cause or if the executive terminates for “good reason.” The higher level of benefits is available because the likelihood of termination is increased following a change in control. For certain executives with legacy agreements, a modified tax reimbursement and gross-up is payable in the event of severance by the Company following a change in control because the terminated executive is subject to excise taxes following such termination that are in addition to regular payroll and income taxes, and the modified reimbursement allows the executive to recognize the full intended economic benefit of the agreement if the excise tax is significant.

The principal purpose of change in control provisions is to eliminate personal conflicts of interest by ensuring that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. These arrangements are also intended to encourage retention when a potential change in control or major transaction is presented so that the executives can guide the Company through the completion of the transaction or still serve the Company should the transaction not be completed.

While we believe that change in control benefits and our executive severance agreements are important to our overall compensation package, the Committee does not consider these arrangements in making annual recommendations on key compensation elements as these benefits are contingent on circumstances beyond the executive’s control.

Which perquisites do the NEOs receive?

Various perquisites are provided to key executives including NEOs. These perquisites are limited in number, participation and scope. The aggregate incremental cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in Note 6 to that table. The perquisites provided to our NEOs and which are not otherwise available to all employees are described below:

•

Personal Use of the Company Plane:    Our NEOs are authorized to use the Company’s plane for personal use subject to availability and prior approval of our Chief Executive Officer. This convenience balances the substantial amount of time our executives spend on Company business and the scheduling difficulties presented by business commitments. We treat personal use of the plane as taxable income, and the amount is calculated in accordance with values prescribed by the Internal Revenue Service.

•

Financial and Tax Planning Services:    Our President and Chief Executive Officer is reimbursed up to $30,000, our Chief Financial Officer is reimbursed up to $20,000 and all other NEOs and certain other executives are reimbursed up to $8,000, for financial planning and tax assistance services to ensure accurate reporting of equity award compensation and to develop a plan to comply with stock ownership guidelines.

•

Club Membership:    Certain of our NEOs are provided with club memberships to provide access to private facilities for business purposes. Total personal usage may not exceed 10% of total usage, and the NEO pays the full effective cost of any personal use of the club, including a pro-rata assessment of membership dues.

•

Relocation:    We provide relocation assistance to associates who are required to move to join the Company or are requested to move by the Company. All relocated associates receive assistance under the terms of standard plans administered by a relocation consultant; and these plans include limited increased benefits for higher job levels.

Which market or peer group data was used to evaluate compensation?

Each year, the Committee has directed its independent compensation consultant to prepare a market study with peer group information, reflecting selective job-by-job comparative market data to a peer group. We consider our peers to include primarily public footwear, fashion and retail businesses of similar size and net sales with which the Company competes for customers, investors or executive talent. In determining the appropriateness of the peer companies, we considered both business segment (footwear and retail emphasis) and, for particular positions within the comparator companies, whether there was an appropriate position for comparison.

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At the Committee’s request, Meridian prepared a market study to be used in the consideration of 2022 compensation for the NEOs. The peer group used for the 2022 study was proposed by Meridian and reviewed by management. The 2022 peer group for comparison purposes included 27 similarly sized footwear and retail companies (median sales of $2.976 billion, median market capitalization of $2.941 billion, and median of 8,800 employees). The peer group used by the Committee for compensation decisions for 2022 is set forth below:

Abercrombie & Fitch Academy Sports and Outdoors, Inc. American Eagle Outfitters, Inc. Carter’s, Inc. Chicos FAS, Inc. Columbia Sportwear Company Crocs, Inc. Deckers Outdoor Corp. Dillards, Inc.	Designer Brands, Inc. Express, Inc. Foot Locker, Inc. Fossil Group, Inc. G-III Apparel Group, Ltd. Genesco Inc. Guess, Inc. Oxford Industries, Inc. Steve Madden, Ltd.	Shoe Carnival, Inc. Skechers USA, Inc. Tapestry, Inc. The Buckle, Inc. The Children’s Place, Inc. Under Armour, Inc. Urban Outfitters, Inc. Williams-Sonoma, Inc. Wolverine World Wide, Inc.

Does the Company have an anti-hedging policy?

Yes. The Company prohibits the Company’s directors and executive officers from purchasing any financial instrument that is designed or intended to hedge or offset any change in the market value of the Company’s stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The Company’s policy also discourages all other employees from entering into hedging transactions related to the Company’s stock.

Does the Company have other anti-pledging policies?

Yes. The Company’s Insider Trading Policy specifies that the Company’s directors and executive officers should not place Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

Do we have stock ownership requirements for our NEOs?

Yes. The Committee has implemented stock ownership guidelines for certain executives, including our NEOs. Within a five-year period from adoption of the guidelines or commencement of employment, or within three years after an executive subject to these guidelines is promoted with a resulting change of guideline level, the executive is expected to own Company shares having a market value at least equal to the multiple of salary specified in the following table:

Position	Individual	Guideline Requirement

President and Chief Executive Officer	John W. Schmidt	6 x base salary

Executive Chair	Diane M. Sullivan	2 x base salary

SVP, Chief Financial Officer	Jack P. Calandra	3 x base salary

Former SVP, Chief Financial Officer	Kenneth H. Hannah	3 x base salary

Division President — Famous Footwear	Michael R. Edwards	3 x base salary

Chief Sourcing Officer	Daniel R. Friedman	2 x base salary

SVP, Chief Human Resources Officer	Douglas W. Koch	2 x base salary

The market value of the executive’s ownership is calculated based on current holdings, unvested restricted stock and stock held indirectly in our 401(k) Plan. Each of the NEOs subject to the minimum ownership guidelines was in compliance for 2022.

What is the Committee’s practice for making equity grants?

The Committee grants equity awards primarily as part of its annual compensation review process. The Committee approved a practice for establishing the grant date for equity awards. Under this practice, the Committee makes

Caleres | 2023 Proxy Statement    45

annual awards of equity during the first quarter of each fiscal year, normally in advance of, or shortly after, the annual earnings release, with an effective grant date as of the last to occur of the following: (i) the date of the final action necessary by the Committee, the board of directors or the CEO (as appropriate) to approve such award; (ii) such later date as may be specified in the terms of such award; or (iii) if the effective date under (i) or (ii) above would not fall within an “open window” trading period, then such award will be made with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results.

Similarly, if the Committee, the board of directors or the CEO (as appropriate) makes special awards for new hires, retention, promotions and special recognition during an “open window” trading period then the effective grant date will be the date of the grant. But, if the Committee, the board of directors or the CEO (as appropriate) acts outside of such a period, then such award will be granted with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results. The exercise price for stock options is the fair market value of our stock (average of high and low prices) on the grant date.

By making grants during the first quarter, the Committee is able to consider the previous year’s financial performance in determining the size and structure of such grants, both in the aggregate and with respect to individual executives. Additionally, by making the awards during the first quarter, such grants are coordinated with the annual bonus awards. Although our incentive stock plan specifies that our CEO is authorized to grant individual equity awards up to 50,000 shares in any given year, our CEOs have historically chosen not to rely on that authorization and instead have presented all recommended awards to the Committee, including new hires and promotions. Our incentive and stock compensation plan prohibits re-pricing of stock options.

What are the compensation levels for 2023?

In March 2023, the Committee reviewed the Company’s executive compensation, including the metrics and targets used in calculating the performance-based elements of the compensation mix. In making its executive compensation decisions, the Committee considered both the Company’s performance in 2022 and the Company’s executive compensation objectives and philosophy described above under “Executive Summary — Executive Compensation Objectives and Philosophy.” The Committee made the following determinations with respect to 2023 compensation:

•

With exception of Mr. Schmidt, the Committee decided to limit increases to base salaries of our NEOs in 2023 to between 1% and 2%, which is less than the average salary increases for our corporate associates.

•

The annual incentive plan is based upon achieving Adjusted EPS and Net Sales as the primary metrics for the consolidated annual incentive plan. For revenue producing units, the Company will use Adjusted OE and Net Sales as the primary metrics for the full year component of the annual incentive plan. These metrics are intended to incent executives to increase profitable revenue growth. Additionally, plans for division presidents will be weighted 60% for their respective division plans and 40% for consolidated results.

•

The committee approved the 2023 annual grants of restricted stock with 3-year graded vesting (50% after 2 years and 50% after 3 years) in order to remain competitive and promote retention of our valued executive talent.

•

The Committee approved the long-term performance award design for 2023-2025, which will be divided into four (4) distinct measurement periods which can be earned and banked in each year that the financial measures are met. The Company will use Adjusted EPS as the first metric and Net Sales as the second metric to ensure that the Company’s long-term focus remains on increasing profitable growth. For the long-term performance awards granted in 2023, the Committee approved a threshold payout opportunity of 30% and a maximum payout opportunity of 200% for each performance period. The fourth measurement period is based upon strategic initiatives which are individualized by participant. Awards, if earned, under the 2023-2025 plan will be paid out in stock up to target and paid out in cash for any amounts earned in excess of target.

What is the Committee’s policy on deductibility of compensation?

The Committee’s policy is to establish and maintain a compensation program that is designed to encourage and reward our executives for superior performance and drive long-term shareholder value. The Committee believes

46    Caleres | 2023 Proxy Statement

executive compensation programs should serve to achieve that objective while also minimizing any effect of Section 162(m) of the Internal Revenue Code to the extent reasonable and practicable. In general, Section 162(m) provides for an annual $1.0 million limitation on the deduction an employer may claim for compensation of executive officers.

In 2022, compensation exceeded the annual $1.0 million limitation under Section 162(m) as follows: for Ms. Sullivan by $6,679,206, Mr. Hannah by $5,487,674, Mr. Schmidt by $2,318,271, Mr. Edwards by $533,314, Mr. Koch by $320,133 and Mr. Friedman by $147,199. As such, the Company was not able to deduct those excess amounts for tax purposes.

Culture, Compensation and People Committee Report

The Culture, Compensation and People Committee of the board has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K.

Culture, Compensation and People Committee

Wenda Harris Millard, Chair

Lori H. Greeley

Bruce K. Thorn

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EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table shows the compensation paid for 2022 to Mr. Schmidt, Ms. Sullivan and Messrs. Calandra, Hannah and the other three (3) most highly compensated executive officers who were serving as executive officers as of January 28, 2023, (our “NEOs”). Additional information for 2020 and 2021 is provided for the NEOs who were also NEOs for those years. The Company has entered into an employment agreement with Ms. Sullivan and executive severance agreements with each of the other NEOs still employed by the Company, which provide for payments upon certain termination events and include a non-compete covenant by the NEO.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(5)	All Other Compensation(6)(7)	Total

John W. Schmidt	2022	$769,231	$—	$2,460,012	$—	$1,231,200	$141,333	$16,390	$4,618,166

President and Chief Executive Officer	2021	$760,000	$—	$596,340	$—	$1,368,000	$216,208	$13,295	$2,953,843
	2020	$660,769	$—	$965,955	$—	$136,800	$206,881	$8,688	$1,979,093

Diane M. Sullivan	2022	$1,184,615	$—	$6,828,768	$—	$3,672,000	$1,858,607	$218,203	$13,762,193

Executive Chair	2021	$1,200,000	$—	$5,054,175	$—	$3,600,000	$199,479	$143,137	$10,196,791

	2020	$1,080,000	$—	$1,184,813	$—	$360,000	$216,379	$88,144	$2,929,336

Jack P. Calandra	2022	$246,154	$75,000	$525,048	$—	$429,626	$—	$5,907	$1,281,735
Senior Vice President and Chief Financial Officer

Kenneth H. Hannah	2022	$452,607	$—	$1,094,678	$—	$646,541	$—	$2,577,531	$4,771,358

Former Senior Vice President and Chief Financial Officer	2021	$669,800	$—	$382,050	$—	$1,071,680	$—	$74,174	$2,197,704
	2020	$623,429	$—	$384,325	$—	$107,168	$5,479	$57,171	$1,177,572

Michael R. Edwards	2022	$584,615	$—	$525,000	$—	$613,846	$—	$9,380	$1,732,841

Division President – Famous Footwear	2021	$500,000	$—	$248,412	$—	$650,000	$—	$9,700	$1,408,112
	2020	$367,385	$—	$284,440	$—	$65,000	$13,982	$8,873	$739,680

Daniel R. Friedman	2022	$492,000	$—	$325,500	$—	$526,071	$(51,306)	$13,080	$1,305,345

Chief Sourcing Officer	2021	$492,000	$—	$266,490	$—	$639,600	$86,649	$11,246	$1,495,985
	2020	$457,939	$—	$90,815	$—	$63,960	$126,840	$9,595	$749,149

Douglas W. Koch	2022	$486,500	$—	$94,500	$—	$569,205	$266,833	$32,061	$1,449,099
Senior Vice President and Chief Human Resources Officer

(1)	Amounts in this column may include cash amounts that were deferred pursuant to our deferred compensation plan and which are reported in the Non-Qualified Deferred Compensation Table.
(2)	Amount in this column reflects a sign-on bonus for Mr. Calandra at the time of hire.
(3)

Amounts in this column reflect, for each year presented, the aggregate grant date fair value for awards of restricted stock and long-term performance awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 without regard to potential forfeitures and do not necessarily correspond to the actual value that will be realized by the NEOs. Grant date fair value has been determined by multiplying the average of the high and low prices of our stock on the date of grant by the number of restricted shares granted and by the number of performance shares granted, estimated by management at the time of grant as being probable of payout at target level. For additional information on stock awards, see Note 15 to our audited consolidated financial statements on Form 10-K. The 2022 performance awards are cash awards and will show on this table at payout. The aggregate grant date fair value of the performance awards granted during the respective performance periods of 2022, 2021 and 2020 at maximum payout would be as follows: Mr. Schmidt — $420,000, $522,000, $149,400; Ms. Sullivan — $1,837,500, $2,283,750,

48    Caleres | 2023 Proxy Statement

$653,625; Mr. Calandra — $0; Mr. Hannah — $315,000, $391,500, $112,050; Mr. Edwards — $0; Mr. Friedman — $189,000, $234,900, $67,230; and Mr. Koch — $0. For more information on the performance awards reflected in this column, refer to Note 4 in the “Grant of Plan-Based Awards” table below. The long-term performance awards are also described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2022? — Long-Term Compensation”.
(4)

The Non-Equity Incentive Plan Compensation column includes the actual amounts paid for the annual incentive plan awards approved annually in March. The annual incentive awards are described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2022? – Annual Incentive Plan Awards.”

(5)

The NEOs participate in the Company’s qualified defined benefit Pension Plan and a non-qualified, unfunded SERP upon completion of 12 months of service (except Messrs. Calandra and Edwards, who do not participate in the SERP) and are eligible to participate in a non-qualified deferred compensation plan. Neither the SERP nor the non-qualified deferred compensation plan pays “above market” interest on amounts deferred. The amounts reflected in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column are an estimate of the increase in the actuarial present value of the retirement accrued benefit as of the later of age 65 or January 28, 2023 under the Company’s tax-qualified pension plan and of the accrued benefit commencing at the earliest age that an unreduced benefit is available under the SERP. The change in actuarial value reflects an increase in value due to an additional year of credited service, an increase in compensation level, an increase in the participant’s age, and changes in the actuarial assumptions between the measurement dates. For each year’s computation, these pension values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements for the applicable year. For 2022, see the notes to the Pension Benefits Table for additional information regarding assumptions used in this calculation.

(6)	“All Other Compensation” reflects the Company’s incremental cost to provide the following benefits:

Name	Company 401(k) Plan Match	Financial and Tax Planning Services	Separation Payments (a)	Other(b)	Total

John W. Schmidt	$9,150	$7,240	$—	$—	$16,390

Diane M. Sullivan	9,150	30,000	—	179,053	$218,203

Jack Calandra	5,907	—	—	—	$5,907

Kenneth H. Hannah	7,604	26,918	2,462,803	80,206	$2,577,531

Michael R. Edwards	9,380	—	—	—	$9,380

Daniel R. Friedman	9,150	947	—	2,983	$13,080

Douglas W. Koch	9,150	2,000	—	20,911	$32,061

(a)	Amount reflects cash severance in connection with our CFO transition.
(b)

Amount includes incremental cost of complimentary products, matches of charitable giving to qualified institutions and personal use of the Company’s aircraft for Ms. Sullivan and Messrs. Hannah and Koch. Incremental costs for personal use of club memberships are paid directly by the NEO and are not included. The amount attributable to Ms. Sullivan for personal use of the Company’s aircraft is $159,053, Mr. Hannah, $60,206 and for Mr. Koch $20,911.

(7)

In addition to the personal benefits identified in Note 6, our NEOs are eligible to receive standard health and welfare benefits available to all employees, which are not reflected in this table. The Company also purchases tickets to certain sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, there is no aggregate incremental cost to us when a NEO uses these tickets for personal purposes.

Grants of Plan-Based Awards

The Committee generally grants awards under its incentive and stock compensation plan at its first meeting of each year in connection with its review of executives’ performance during the previous year. For new hires and promotions, mid-year grants are generally made at the next meeting of the Committee. Pursuant to the incentive and stock compensation plans, the Committee granted both cash and equity incentive awards during 2022, consisting of the annual incentive plan awards, the long-term performance awards and time-vested restricted stock. Information about the 2022 annual incentive plan awards is included within the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2022? — Annual Incentive Plan Compensation.” Additional information about plan-based awards granted in 2022 is included

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within the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2022? — Long-Term Compensation.” The following table provides information with respect to awards granted to the NEOs during the past year under the 2022 Plan:

Grants of Plan-Based Awards

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John W. Schmidt
Annual Incentive			$342,000	$684,000	$1,368,000
3 Year Perf. Award	3/17/2022	3/2/2022				3,000	10,000	20,000		$210,000
3 Year Perf. Award	3/17/2022	3/2/2022	330,000	1,100,000	2,200,000
Restricted Stock	3/17/2022	3/2/2022							45,000	945,000
Restricted Stock	1/13/2023	7/20/2022							55,344	1,305,012

Diane M. Sullivan
Annual Incentive			$1,020,000	$2,040,000	$4,080,000
3 Year Perf. Award	3/17/2022	3/2/2022				13,125	43,750	87,500		$918,750
3 Year Perf. Award	3/17/2022	3/2/2022	945,000	3,150,000	6,300,000
Restricted Stock	3/17/2022	3/2/2022							210,000	4,410,000
Restricted Stock	1/13/2023	7/20/2022							63,614	1,500,018

Jack P. Calandra
Annual Incentive			$240,000	$480,000	$960,000
3 Year Perf. Award	9/12/2022	8/26/2022	172,500	575,000	1,150,000
Restricted Stock	9/12/2022	8/26/2022							19,650	$525,048

Kenneth H. Hannah
Annual Incentive			$267,920	$535,840	$1,071,680
3 Year Perf. Award	9/30/2022	9/8/2022							30,000	$412,178
3 Year Perf. Award	3/17/2022	3/2/2022				2,250	7,500	15,000		157,500
3 Year Perf. Award	3/17/2022	3/2/2022	172,500	575,000	1,150,000
Restricted Stock	3/17/2022	3/2/2022							10,000	210,000

Michael R. Edwards
Annual Incentive			$225,000	$450,000	$900,000
3 Year Perf. Award	3/17/2022	3/2/2022	172,500	575,000	1,150,000
Restricted Stock	3/17/2022	3/2/2022							25,000	$525,000

Daniel R. Friedman
Annual Incentive			$159,900	$319,800	$639,600
3 Year Perf. Award	3/17/2022	3/2/2022				1,350	4,500	9,000		$94,500
3 Year Perf. Award	3/17/2022	3/2/2022	75,900	253,000	506,000
Restricted Stock	3/17/2022	3/2/2022							11,000	231,000

Douglas W. Koch
Annual Incentive			$158,113	$316,225	$632,450
3 Year Perf. Award	3/17/2022	3/2/2022				1,350	4,500	9,000		$94,500

(1)

These columns show the range of cash payouts under the annual incentive plan award for 2022 and the long-term performance award for 2022-2024. For NEOs included in the consolidated plan, the annual incentive award payouts are based on achievement of Adjusted EPS targets as the primary metric and Adjusted Return on Sales potentially increasing or decreasing the payout (but in no event being less than the minimum or more than the maximum payout). To the extent the Company’s performance exceeds the minimum performance Adjusted EPS level and Adjusted Return on Sales for NEOs in the consolidated plan, the award is payable at a minimum of 70% of the target award

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amount; and the maximum payout is 200% of the target award amount. See section entitled “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2022? – Annual Incentive Plan Awards” in the CD&A. The amounts set forth for the annual incentive plan award were based on the NEO’s base salary in effect at the date of grant although payment of any earned award (as shown in the Summary Compensation Table) was based on the NEO’s salary in effect during the year. These columns also include the range of cash payouts under the 2022-2024 long-term performance award approved by the Committee in March 2022. The award is divided into four distinct measurements — fiscal 2022, fiscal 2023, fiscal 2024 and the achievement of individual strategic initiatives — each having equal weight. To the extent the Company’s performance exceeds the minimum performance criteria (Adjusted EPS), in each of the fiscal measurement periods the award will payout. Payout of the awards is also dependent on performance achieved for the second metric, Net Sales. This metric works to adjust the award by up to 35% or down by up to 15%, but in no instance greater than 200% of target, for each of the individual measurement periods. If the performance plan’s financial goals are achieved in any measurement period, that amount is earned and “banked” for payment at the end of the three- year period, assuming the service period is met. This award is subject to a clawback provision as well as the exercise of the Committee’s negative discretion to reduce any award payout based on the quality of the Company’s earnings. See section entitled “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2022? — Long-Term Compensation” in the CD&A.
(2)	These columns show the range of share payouts for the 2022 performance period of the 2020-2022 long-term performance awards approved by the Committee in March 2022.
(3)

The restricted stock grants have graded vesting, 50% at two years and 50% at three years from the grant date, with the exception of Ms. Sullivan’s restricted stock granted on January 13, 2023 that vests 50% as of the Company’s 2024 annual meeting of shareholders and 50% as of the 2025 annual meeting. Dividends are paid on shares of restricted stock, when and if declared payable, at the same rate as paid to all shareholders.

(4)

Grant date fair value for awards is calculated by multiplying the number of shares granted by the average of the high and low price of the Company’s stock on the grant date. This value does not reflect estimated forfeitures or awards actually forfeited during the year. The actual value realizable by the executive with respect to a grant of restricted stock will depend on the market value of the shares when the executive sells the shares following the lapse of restrictions. The amounts reported for Mr. Hannah reflects the incremental fair value for the modified award dated 9/30/22.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information with respect to the unexercised options, restricted stock (non-vested) and performance share awards (“Perf”) held by the NEOs as of January 28, 2023, our fiscal year-end, and includes a column for current market value for these awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity Incentive Plan
Name	Period	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

John W. Schmidt	3/16/2020					11,000	276,320
	12/2/2020					33,250	835,240
	3/18/2021					18,000	452,160
	3/17/2022					45,000	1,130,400
	1/13/2023					55,344	1,390,241
	Perf 2020-22							77,984	1,958,958

Total						162,594	4,084,361	77,984	1,958,958

Diane M. Sullivan	3/16/2020					75,000	1,884,000
	3/18/2021					210,000	5,275,200
	3/17/2022					210,000	5,275,200
	1/13/2023					63,614	1,597,984
	Perf 2020-22							341,180	8,570,442

Total						558,614	14,032,384	341,180	8,570,442

Jack P. Calandra	9/12/2022					19,650	493,608

Total						19,650	493,608

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	Option Awards					Stock Awards
								Equity Incentive Plan
Name	Period	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Kenneth H. Hannah

Total						—	—	—	—

Michael R. Edwards	3/16/2020					3,500	87,920
	11/23/2020					10,000	251,200
	3/18/2021					13,334	334,950
	3/17/2022					25,000	628,000

Total						51,834	1,302,070	—	—

Daniel R. Friedman	3/16/2020					5,000	125,600
	3/18/2021					8,000	200,960
	3/17/2022					11,000	276,320
	Perf 2020-22							35,092	881,511

Total						24,000	602,880	35,092	881,511

Douglas W. Koch	3/16/2020					5,000	125,600
	Perf 2020-22							35,092	881,511

Total						5,000	125,600	35,092	881,511

(1)

Grants of restricted stock have graded vesting, 50% after year 2 and 50% after year 3. Subject to earlier forfeiture or accelerated vesting, unvested restricted stock outstanding on January 28, 2023 will vest (or have vested) as follows:

Grant Date	Vesting Schedule

3/16/2020	50% on 3/16/2022, 50% on 3/16/2023

9/30/2020	50% on 9/30/2022, 50% on 9/30/2023

11/23/2020	50% on 11/23/2022, 50% on 11/23/2023

12/2/2020	50% on 12/2/2022, 50% on 12/2/2023

3/18/2021	50% on 3/18/2023, 50% on 3/18/2024

3/17/2022	50% on 3/17/2024, 50% on 3/17/2025

9/12/2022	50% on 9/12/2023, 50% on 9/12/2024

1/13/2023 (a)	50% on 1/13/2025, 50% on 1/13/2026

1/13/2023 (b)	50% vest on the date of the Company’s annual meeting of shareholders in May 2024, and

50% vest on the date of the Company’s annual meeting of shareholders in May 2025

(a)	For Mr. Schmidt

(b)	For Ms. Sullivan
(2)

The fiscal year-end market value of unvested restricted stock or units is calculated by multiplying the number of unvested shares by $25.12, the closing price for our stock at January 27, 2023, the last trading day of our fiscal 2022.

(3)

Performance share awards granted in 2020 vest upon completion of the performance period, and the amount of shares ultimately earned depends on whether we have met applicable performance criteria up to a maximum of 200% of target. The 2020-2022 performance award paid out at 195%. The potential payout value has been calculated by multiplying the year-end unearned award units or shares by $25.12, the closing price of our stock on January 27, 2023, the last trading day of our fiscal 2022.

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Option Exercises and Stock Vested

The following table shows information regarding stock options exercised and vesting of restricted stock and performance shares or units during 2022, and the Value Realized on Vesting is calculated prior to payment of applicable withholding tax. During 2022 no options were exercised.

Option Exercises and Stock Vested

	Stock Awards
	Number of Shares or Units Acquired on Vesting
Name	Restricted Stock	Performance Shares or Units	Value Realized on Vesting(1)

John W. Schmidt	54,250	8,500	$1,341,288

Diane M. Sullivan	120,000	38,250	3,252,203

Jack P. Calandra	—	—	—

Kenneth H. Hannah	70,000	36,375	2,604,084

Michael R. Edwards	15,750	—	379,428

Daniel R. Friedman	8,750	3,187	244,557

Douglas W. Koch	10,000	4,250	290,823

(1)

The values shown for restricted stock and performance shares or units were calculated by multiplying the number of shares or units earned at vesting by the average of the high and low prices of our stock on the vesting date. The value realized has not been reduced to reflect shares or units that were withheld to pay taxes and were not issued to the NEO.

Retirement Plans

Pension Plan

All hourly associates earn pension benefits under a formula using a flat dollar rate and years of service ($40 per month x years of service, up to 30 total years). For all salaried associates, Pension Plan benefits were frozen on December 31, 2018, with future retirement benefits to be earned through a 401(k) plan, unless the salaried associate met certain grandfathering criteria on December 31, 2018. Salaried associates who were participants in the Pension Plan and were at least age 55 with 10 years of service, or age 60 with 5 years of service as of December 31, 2018, are considered grandfathered. Grandfathered associates continue to earn benefits under the Pension Plan formula in effect prior to December 31, 2018. Of our NEOs, Mr. Schmidt, Ms. Sullivan, Mr. Friedman and Mr. Koch are grandfathered and continue earning pension benefits. Mr. Hannah and Mr. Edwards are not grandfathered and, therefore, their qualified Pension Plan benefit was frozen as of December 31, 2018. All salaried Pension Plan participants who have completed five total years of employment with the Company are vested and earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55 with 10 years of service. If the Pension Plan participant retires between the ages of 55 and 65 with at least 10 years of service, he or she is eligible for the greater of i) a subsidized monthly early retirement pension of the benefit accrued on December 31, 2015 that is reduced 1/15 for each of the first five (5) years and 1/30 for each of the next five years that benefit commencement precedes age 65 and ii) a monthly early retirement pension which is actuarially equivalent to the accrued benefit through termination of employment payable at age 65.

For grandfathered salaried associates, the amount of monthly pension benefits is calculated based on years of service using a two-rate formula applied to each year of pension service and the participant receives the larger of the December 31, 2015 accrued benefit and the benefit calculated under the current plan provisions using years of service and pay history through termination. Generally, a participant receives credit for one year of service for each 365 days of employment as an eligible employee with the Company commencing after their date of participation in the Pension Plan, up to 30 years. A service credit of 0.825% is applied to that portion of the

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average annual salary for the last 10 years that does not exceed “covered compensation,” which is the 35-year average compensation subject to FICA tax based on a participant’s year of birth; and a service credit of 1.425% is applied to that portion of the average salary during those 10 years that exceeds said level. For the benefit accrued on December 31, 2015, service under the plan commenced at the date of hire and a 35-year service cap and an average annual salary for the five highest consecutive years during the last 10 year period were used in the benefit formula. Annual earnings covered by the Pension plan consist of salary, wages, commissions, overtime pay, foreign service premiums, bonuses paid under a formal bonus program, contributions to a nonqualified deferred compensation plan, employee contributions to a Section 125 cafeteria plan and employee deferrals to a 401(k) plan, while all other amounts are excluded. For highly paid employees, benefits are limited pursuant to certain provisions of the Internal Revenue Code, including among others, the limitation on the amount of annual compensation for purposes of calculating eligible benefits for a participant under a qualified retirement plan ($330,00 in 2023 and $305,000 in 2022).

The accumulated benefit a participant earns under the Pension Plan is payable starting after retirement based on the participant’s choice of payment option, including an annuity for the participant’s life, 50%, 75% or 100% joint and survivor annuity, 10 year certain and life annuity, Social Security level income option, and, only for benefits accrued before December 31, 1993, a lump sum payment. All optional forms of benefit are equal to the single life annuity adjusted by plan-specified actuarial equivalence factors.

Supplemental Executive Retirement Plan (“SERP”)

Certain key management employees who are participants in the Pension Plan, including the 2022 NEOs with the exception of Messrs. Calandra, Hannah and Edwards, are also eligible to participate in the SERP. The purpose of the SERP is to provide benefits to certain highly paid Pension Plan participants whose benefits under the Pension Plan are adversely affected by benefit limitations imposed by the Internal Revenue Code. More specifically, the Internal Revenue Code limits the amount that may be paid from the Pension Plan ($265,000 in 2023 and $245,000 in 2022) to an individual and the amount of pay that can be used to calculate the Pension Plan benefit ($330,000 in 2023). For this reason, the Company maintains the SERP to restore benefits lost under the Pension Plan due to qualified plan limitations imposed by the Internal Revenue Code. In general, the SERP provides eligible employees a lump sum benefit actuarially equivalent to the difference between the amount payable under the Pension Plan and the amount they would have received under the Pension Plan without regard to the limits described above. The SERP is unfunded and all payments are made from general assets. Accordingly, these benefits are subject to forfeiture in the event of bankruptcy.

SERP participants that entered the plan prior to January 1, 2006 (“SERP Grandfathered Participants”) are entitled to the executive benefit under the plan (the “Executive SERP”) and receive certain enhanced benefits, including: (i) an increased service credit rate (1.465% instead of 1.425%), (ii) an unreduced early retirement benefit at age 60, provided the participant has at least 10 years of service, and (iii) an increased death benefit (100% in the event of death after age 55 instead of 50%). Ms. Sullivan and Mr. Koch are SERP Grandfathered Participants under the Executive SERP, and are eligible for the enhanced benefits described above and are eligible for an unreduced early retirement benefit. In November 2022, the Committee froze the Executive SERP and Ms. Sullivan and Mr. Koch are no longer accruing additional benefits under the SERP.

Upon a change in control, all vesting requirements are waived and SERP participants receive an actuarially equivalent lump sum as if they retired on the effective date of the change in control. Change in control benefits are paid within 30 days after the change in control regardless of whether the participant remains employed. Pursuant to certain severance agreements, if a participant terminates employment after a change in control, the participant will be credited with up to three (3) additional years of service under the SERP. The definition of a “change in control” for purposes of the SERP is the same as the definition in the executive severance agreements, described in the section “Payments on Termination and Change in Control.”

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Pension Benefits Table

The table below quantifies the present value of the benefits payable under the Company’s two (2) defined benefit pension plans (the Pension Plan and the SERP) for the NEOs as of January 28, 2023.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(#)(3)	Present Value of Accumulated Benefit($)		Payments During Last Fiscal Year($)

John W. Schmidt(4)	Pension Plan	14	$ 475,431	(1)	—
	SERP	14	$1,433,672	(2)	—

Diane M. Sullivan(4)	Pension Plan	18	$ 760,054	(1)	—
	SERP	18	$8,007,823	(2)	—

Jack P. Calandra	Pension Plan	—	—		—

Kenneth H. Hannah	Pension Plan	3	$ 60,604	(1)	—

Michael R. Edwards	Pension Plan	11	$ 141,565	(1)	—

Daniel R. Friedman(4)	Pension Plan	16	$ 537,123	(1)	—
	SERP	16	$ 966,352	(2)	—

Douglas W. Koch (4)	Pension Plan	22	$ 751,057	(1)	—
	SERP	22	$1,843,784	(2)	—

(1)	For the Pension Plan, the calculation of the present value of the accumulated benefit assumes:

•

each participant’s benefit commences at age 65 or January 31, 2023, if later, the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2023, using a discount rate of 5.20%; and

•	post-retirement mortality based on the PRI-2012 Bottom Quartile projected forward with generational Scale MP-2021.

(2)

For the SERP, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2023, using a discount rate of 5.20%, and post-retirement mortality based on the unisex mortality table published by the IRS for 2022 lump sum payments.

(3)

The years of credited service are based on actual service and do not reflect additional credited service that might be applicable in the event of a change in control under the executive severance agreements.

(4)

Four of our NEOs are currently vested in the SERP. If any of the vested NEOs left the Company as of January 31, 2023, then in lieu of the amounts shown in this table, they would have been eligible for a lump-sum payment from the SERP in the following approximate amounts: Mr. Schmidt — $1,321,960, Ms. Sullivan — $8,007,823, Mr. Friedman — $891,764 and Mr. Koch — $1,843,784. This lump sum would not be payable until July 31, 2023 and would also include interest for the six month delay in payment. All lump-sum payments are calculated based on the 2023 unisex mortality table published by the IRS and interest rates of 5.10% for annuity payments due during the first five years; 5.83% for annuity payments due during the next 15 years; and 5.68% for annuity payments due after 20 years.

Non-Qualified Deferred Compensation

Selected key executives, including the NEOs, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation (with deferral of annual incentive awards authorized by the Committee for deferral), and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At

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the participant’s election, payments can be deferred until a specific date at least three (3) years after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or up to 15 annual installments. Separate deferral elections can be made for each year; and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the participant’s election; and the investment funds available are expected to be substantially similar to the mutual fund-type investments available under our 401(k) Plan. Accordingly, above market earnings will not result under this plan. In 2022, the rate of return for this account was 2.17%.

In general, the participant can receive “in-service” hardship withdrawals, but withdrawals not based on hardship are not allowed while participants are still employed. The Company is not required to make any contributions to this plan and has unrestricted use of any amounts deferred by participants. Although the Company has established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and are subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six (6) months after such date.

The following table shows contributions and earnings during 2022 and the account balances as of January 27, 2023 (the last business day of 2022), for our NEOs under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End

John W. Schmidt	—	—	—	—	—

Diane M. Sullivan	—	—	—	—	—

Jack P. Calandra	—	—	—	—	—

Kenneth H. Hannah	—	—	—	—	—

Michael R. Edwards	—	—	—	—	—

Daniel R. Friedman	140,209	—	14,838	—	684,577

Douglas W. Koch	—	—	—	—	—

(1)	This amount represents the executive’s contributions, if any, during 2022. Such executive contributions, if any, are included in the “Salary” column in the Summary Compensation Table for fiscal 2022.

Payments on Termination and Change in Control

Under the 2017 Plan and 2022 Plan, a “change in control” generally consists of any of the following: any person acquires more than 30% of the Company’s stock through a tender offer, exchange offer or otherwise; the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; the Company is liquidated or dissolved following a sale of substantially all of its assets; or the Company is not the surviving parent corporation following a merger or consolidation. Under the executive severance agreements, the SERP and the deferred compensation plan, a “change in control” results when: any person acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company); or the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; or the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

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The 2017 and 2022 Plans contain “single trigger” provisions in the event of a change in control. Thus, the Plans provide that in the event of a change in control (even if the executive remains with the Company after the change in control and even if stock options are assumed or restricted shares are substituted by the surviving company), all restricted stock and stock options will immediately vest, and outstanding incentive awards will be payable at the target level and prorated based on the period of service. Our SERP also provides “single trigger” benefits following a change in control. Therefore, a SERP participant’s benefits will vest in full upon a change in control with an enhanced benefit if the participant is under age 60 (for pre-2006 participants) or age 55 (for post-2005 participants). The executive severance agreements, however, generally provide for “double trigger” benefits if employment is terminated following a change of control, whether by the Company for cause or by the executive for good reason.

Except with respect to Ms. Sullivan, who entered into an employment agreement with the Company upon becoming Executive Chair as of January 15, 2023, the Company is not a party to traditional employment agreements with its NEOs, but it does have an executive severance agreement with each of them. These severance agreements provide that if the NEO is terminated by the Company without cause or, following a change in control, either terminates “for good reason” or is terminated by the Company, the NEO would be subject to a non-compete agreement and be entitled to certain payments or benefits in addition to those otherwise available under our incentive plan, retirement plan and SERP.

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Additional Benefits on Termination and Change in Control

If an NEO voluntarily leaves his or her employment, no additional or accelerated benefits are available. The following table shows the types of additional or accelerated benefits that are triggered by a change in control and certain other events of termination for our NEOs. The definitions for a “good reason” termination and “Change in Control” are included in the discussion of “Executive Severance Agreements” herein, and the definition of “Change in Control” under the 2017 and 2022 Plans is provided in the preceding section.

Additional Benefits on Termination and Change in Control (CIC)

	Involuntary Termination Not for Cause	Death	Permanent Disability	Retirement	Involuntary or Good Reason Termination Within 24 Months After CIC	Change in Control Only
Cash Severance	1x or 2x the sum of (x) highest salary in past 12 months and (y) amount equal to target bonus	None			2x or 3x the sum of (x) highest salary in past 12 months and (y) amount equal to target bonus	None
Annual Incentive	Prorated annual incentive for the year of termination, if earned	None			Prorated annual incentive for the year of termination, if earned	Payment based on target as to outstanding award prorated to CIC.
Stock Option	Accelerate 1 or 2 years vesting	Forfeit unvested			Accelerate all
Restricted Stock	Accelerate 1 or 2 years vesting	Accelerate all	Accelerate all	Subject to Committee approval	Accelerate all
Long-Term Incentive	Forfeit	At end of performance period for each Long-Term Incentive, payout based on performance achieved prorated for time served, subject to approval by the Committee			Payout based on target as to all outstanding awards, prorated for time served prior to CIC
SERP	Lump sum value of:
	Benefit based on actual pay and years of service		Not payable until subsequent retirement, death or termination of employment	Benefits based on actual pay and years of service	2 or 3 years extra credited service	Benefits based on actual pay and years of service
	Benefit based on age at termination				If under age 60, (for pre-2006 participants only), a lump sum is paid equal to the actuarial equivalent value of the full benefit that would be payable at age 60. If under age 55 (for post-2005 participants only), a lump sum is paid equal to the actuarial equivalent value of the reduced benefit that would be payable at age 55.
	Payable only if vested (5 yrs)				Accelerates vesting
	Payable 6 months after termination (30 days after death)				Payable 30 days after CIC
Welfare Benefits	12 to 24 months medical/dental	N/A			24 or 36 months medical/dental	N/A
Outplacement	Available	N/A			Available	N/A
Tax Reimbursement	N/A				Modified available (1)	N/A

58    Caleres | 2023 Proxy Statement

(1)

Relates to reimbursement for excise taxes (and gross-up for income taxes and FICA thereon) if the total payments deemed to be “parachute” payments exceed the Internal Revenue Code limit by more than 10%. Individuals receiving payments that exceed the limit by less than 10% would have their payments reduced to that limit to avoid any excise tax.

Estimate of Payments upon Termination and Change in Control

The following table includes estimates of potential payments upon termination as if our NEOs had terminated as of January 27, 2023 (the last business day of 2022), as well as the acceleration of unvested benefits upon a change in control. The termination scenarios covered by the table include voluntary termination following a change in control and involuntary (or good reason) termination following a change in control (“CIC”), as well as death, permanent disability and retirement (at age 65). Payments under certain termination scenarios reflect acceleration of award rights under the 2017 and 2022 Plans or additional benefits receivable under our executive severance agreements or SERP, none of which are available to all employees. The NEOs would receive other benefits upon termination such as benefits available to all employees or benefits to which they were already entitled or vested in on such date, including amounts under our retirement programs and non-qualified deferred compensation plan. For information about these amounts, see the Outstanding Equity Awards as of Fiscal Year End; Retirement Plans and Non-Qualified Deferred Compensation sections. Mr. Hannah’s employment ended on September 30, 2022 and the following payments were made: annual incentive $646,541; cash severance $2,462,803; accelerated equity $1,504,853 and the Company portion of medical coverage will continue to be paid for eighteen months following separation, followed by a lump sum payment of six additional months of the Company’s portion of medical coverage.

Estimate of Payments Upon Termination and Change in Control Table

Name(1)	Involuntary Termination Not for Cause	Death	Disability	Retirement	Involuntary or Good Reason Termination Within 24 Months After CIC	Change in Control Only

John W. Schmidt

Additional Payments on CIC or Termination

Annual Incentive-2022(2)	$900,000	$—	$—	$—	$900,000	$900,000

Cash Severance(3)	3,800,000	—	—	—	5,700,000	—

Accelerated Equity(4)	2,824,041	4,084,362	4,084,362	4,084,362	4,084,362	4,084,362

Long-term Incentive(5)	—	1,788,134	1,788,134	1,788,134	1,788,134	1,788,134

Additional SERP benefits(6)	—	—	—	—	244,187	—

Medical/Outplacement(7)	26,172	—	—	—	26,172	—

Tax Reimbursement(8)	—	—	—	—	—	—

Total	$7,550,213	$5,872,496	$5,872,496	$5,872,496	$12,742,855	$6,772,496

Diane M. Sullivan

Additional Payments on CIC or Termination

Annual Incentive-2022(2)	$2,040,000	$—	$—	$—	$2,040,000	$—

Cash Severance(3)	1,493,151	—	—	—	1,493,151	—

Accelerated Equity(4)	14,032,384	14,032,384	14,032,384	—	14,032,384	14,032,384

Long-term Incentive(5)	10,696,000	7,546,000	7,546,000	—	10,696,000	7,546,000

Additional SERP benefits(6)	—	—	—	—	—	—

Medical/Outplacement(7)	8,374	—	—	—	8,374	—

Tax Reimbursement(8)	—	—	—	—	—	—

Total	$28,269,909	$21,578,384	$21,578,384	$—	$28,269,909	$21,578,384

Caleres | 2023 Proxy Statement    59

Name(1)	Involuntary Termination Not for Cause	Death	Disability	Retirement	Involuntary or Good Reason Termination Within 24 Months After CIC	Change in Control Only

Jack P. Calandra

Additional Payments on CIC or Termination

Annual Incentive-2022(2)	$480,000	$—	$—	$—	$480,000	$480,000

Cash Severance(3)	2,240,000	—	—	—	3,360,000

Accelerated Equity(4)	—	493,608	493,608	493,608	493,608	493,608

Long-term Incentive(5)	—	72,400	72,400	72,400	72,400	72,400

Additional SERP benefits(6)	—	—	—	—	—	—

Medical/Outplacement(7)	19,249	—	—	—	21,373	—

Tax Reimbursement(8)	—	—	—	—	—	—

Total	$2,739,249	$566,008	$566,008	$566,008	$4,427,381	$1,046,008

Michael R. Edwards

Additional Payments on CIC or Termination

Annual Incentive-2022(2)	$450,000	$—	$—	$—	$450,000	$450,000

Cash Severance(3)	1,050,000	—	—	—	2,100,000	—

Accelerated Equity(4)	506,595	1,302,070	1,302,070	1,302,070	1,302,070	1,302,070

Long-term Incentive(5)	—	300,000	300,000	300,000	300,000	300,000

Additional SERP benefits(6)	—	—	—	—	—	—

Medical/Outplacement(7)	25,897	—	—	—	31,345	—

Tax Reimbursement(8)	—	—	—	—	—	—

Total	$2,032,492	$1,602,070	$1,602,070	$1,602,070	$4,183,415	$2,052,070

Daniel R. Friedman

Additional Payments on CIC or Termination

Annual Incentive-2022(2)	$319,800	$—	$—	$—	$319,800	$319,800

Cash Severance(3)	1,623,600	—	—	—	1,623,600

Accelerated Equity(4)	226,080	602,880	602,880	602,880	602,880	602,800

Long-term Incentive(5)	—	703,160	703,160	703,160	703,160	703,160

Additional SERP benefits(6)	—	—	—	—	172,335	—

Medical/Outplacement(7)	25,897	—	—	—	36,793	—

Tax Reimbursement(8)	—	—	—	—	—	—

Total	$2,195,377	$1,306,040	$1,306,040	$1,306,040	$3,458,568	$1,625,760

Douglas W. Koch

Additional Payments on CIC or Termination

Annual Incentive-2022(2)	$316,225	$—	$—	$—	$316,225	$316,225

Cash Severance(3)	1,605,450	—	—	—	2,408,175	—

Accelerated Equity(4)	125,600	125,600	125,600	125,600	125,600	125,600

Long-term Incentive(5)	—	452,160	452,160	452,160	452,160	452,160

Additional SERP benefits(6)	—	—	—	—	—	—

Medical/Outplacement(7)	26,160	—	—	—	31,740	—

Tax Reimbursement(8)	—	—	—	—	—	—

Total	$2,073,435	$577,760	$577,760	$577,760	$3,333,900	$893,985

60    Caleres | 2023 Proxy Statement

(1)

The post-termination benefits available to Ms. Sullivan are governed by her employment agreement (effective as of January 15, 2023) and her award agreements. The benefits available to Messrs. Schmidt, Calandra, Edwards, Friedman, and Koch are governed by their executive severance agreements. The terms of such agreements are described in detail below under “Executive Severance Agreements.”

(2)

The payment for the Annual Incentive — 2022 reflects the amount payable for the award assuming performance at the target level is achieved; although this early payout is subject to pro-ration for the period of service provided, the assumed termination on the last day of the fiscal year is based on a full 12 months’ service, such that no proration is required.

(3)

The executive severance agreements provide for a severance payment equal to either one or two times the sum of salary plus bonus. In the event of termination within two years after a change in control, the executive severance agreements provide for a severance payment equal to either two or three times the sum of salary plus target bonus. Ms. Sullivan’s employment agreement provides for the continuation of base salary through the end of her defined term (the annual meeting in 2025).

(4)

Accelerated Equity reflects the value of restricted stock awards for which, and to the extent, vesting would be accelerated due to the events indicated. For restricted stock, the values have been calculated by multiplying the number of shares accelerated by the closing price of our stock on January 27, 2022, the last business day of fiscal year 2022. Under our Incentive and Stock Compensation Plan, all restricted stock awards become fully vested upon a change in control. Under the terms of certain agreements for restricted stock, full vesting results upon death, disability, retirement at age 65, or early retirement with prior approval of the Culture, Compensation and People Committee. Messrs. Calandra and Edwards are the only NEOs who are not currently retirement eligible. Ms. Sullivan will forfeit unvested equity if she retires before the end of her defined term.

(5)

Under the terms of our 2017 and 2022 Plans, in the event of death, disability, retirement (age 65) or early retirement (age 55 and at least 10 years of service), pro rata payment is made for outstanding long-term incentives, based on performance achieved. The amounts shown reflect potential payment of 100% of the target for the 2020-2022, 2021-2023, and 2022-2024 awards. Our 2017 and 2022 Plans also provide that in the event of a change in control, the long-term incentive awards are payable assuming targeted performance goals are met, with payment prorated based on service through the termination date in proportion to the performance period of the award. The 2021 and 2022 awards were granted as performance cash, rather than equity. Ms. Sullivan will forfeit unvested equity if she retires before the end of her defined term.

(6)

A change in control results in an enhanced early retirement benefit under the SERP for pre-2006 participants. If there is an involuntary or good reason termination within 24 months after a change of control, then each qualified participant is credited with either two or three years of additional service.

(7)

The executive severance agreements provide for medical and dental benefits following an involuntary termination unrelated to a change in control for either 12 months of coverage, or for 18 months of coverage plus cash for six months of coverage. In the event of an involuntary termination following a change in control, these benefits would be for 18 months of coverage or 18 months of coverage plus cash equal to either six or 18 months of coverage. The cash payments are based on the Company’s cost to provide such benefits. In addition, the executive severance agreements provide for outplacement services. The amounts on this line represent the present value of health care benefits to be provided, which was estimated based on assumptions used by the Company for financial reporting purposes, plus $15,000 for outplacement services. Ms. Sullivan does not receive outplacement benefits under her new employment agreement.

(8)

The executive severance agreements provide that upon a termination following a change in control, the tax reimbursement amount represents a reasonable estimate of costs to cover the excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. In making this calculation, a portion of these termination benefits is deemed to be in consideration of non-competition agreements or as reasonable compensation. The assumptions used to calculate this estimate are: a corporate tax rate of 27.25%, a state tax rate of 5.3% for Missouri residents (Ms. Sullivan and Messrs. Edwards & Koch), a state tax rate of 9.65% for New York residents (Messrs. Calandra, Schmidt and Friedman), and a FICA rate of 2.35%.

Executive Severance Agreements

With the exception of Ms. Sullivan’s employment agreement entered into as of January 15, 2023 and which has a term extending to the 2025 annual meeting of shareholders, the executive severance agreements with our NEOs have up to a three-year term and are automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. The agreement for Mr. Schmidt was entered into as of June 14, 2018, the agreement for Mr. Calandra was entered into as of September 12, 2023, the agreement for Mr. Friedman was entered into as of April 1, 2009, and the agreement for Mr. Koch was entered into as of March 22, 2006. All of the NEOs’ severance agreements then in existence were amended in December 2009 to avoid adverse tax consequences under Internal Revenue Code Sections 409(a) and 162(m).

Regardless of the reason for termination, the executive severance agreements require that the executive comply with a post-termination non-compete provision that restricts the executive from providing any executive level or consulting services to any competitor in the footwear industry or interfering with the Company’s customer relationships.

Caleres | 2023 Proxy Statement    61

Termination Not Related to Change in Control.    The executive severance agreements provide that if the executive is terminated by the Company for any reason other than for cause, death or disability at any time or by the executive within 90 days after the occurrence of good reason, the executive will be entitled to receive:

•

a lump-sum cash payment equal to up to 200% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target annual cash incentive for the year of termination;

•

a cash payment equal to the executive’s prorated annual cash incentive for the year of termination, payable based on performance level achieved during the performance period and at the same time as other participants receive such payments;

•	continued coverage under the Company’s medical and dental plans for up to 18 months, followed by a cash payment equal to the Company’s cost for an additional six months of coverage;

•	immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over a period of up to two years following termination; and

•	outplacement services.

The executive severance agreements provide no benefits in the event of a voluntary termination without good reason.

Involuntary Termination Following a Change in Control.    The executive severance agreements provide benefits following a change in control which are based on a dual-trigger; that is, there must be a change in control and within a certain period of time there must be an involuntary termination of employment.

If a change in control occurs and within 24 months after a change in control an executive officer is (a) terminated by the Company without cause or (b) terminates employment within 90 days after the occurrence of good reason, the executive officer will be entitled to receive:

•

lump-sum cash payment equal to up to 300% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target bonus for the year of termination;

•	a cash payment equal to the executive’s prorated annual cash incentive for the year of termination;

•	continued coverage under the Company’s medical and dental plans for up to 18 months followed by a cash payment equal to the Company’s cost for up to an additional six months of coverage;

•	immediate vesting of all outstanding awards of restricted stock and outstanding stock options;

•	outplacement services;

•	additional two or three years of credited service under the SERP; and

•

except for Messrs. Schmidt and Calandra, tax reimbursement payment only if total payments subject to excise tax under Section 4999 of the Internal Revenue Code exceeds by more than 10% the payment cap that triggers the tax, in which event the additional payment will include a reimbursement for the excise taxes and the tax gross-up on the reimbursement. If such total payments subject to excise tax exceed the cap by less than 10%, then the payments will be reduced to the level of the payment cap to avoid application of the excise tax.

If an executive is terminated within 24 months of a change in control, the Company will pay the executive’s legal fees to the extent the executive prevails on a claim contesting a termination for cause or a Company determination on payments or to enforce his or her rights under the agreement.

Key Definitions.    A “change in control” for purposes of the executive severance agreements generally consists of any of the following

•	any person or entity acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company);

62    Caleres | 2023 Proxy Statement

•	the incumbent board (and their successors approved by at least a majority of the directors then in office) cease to constitute a majority of the board; or

•

the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets unless our shareholders following the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

A termination for “good reason” for the executive generally includes any of the following Company actions without the executive’s written consent:

•	a reduction in then-current base salary;

•	a reduction in status, position, responsibilities or duties;

•	the required relocation of executive’s principal place of business, without executive’s consent, to a location which is more than 50 miles from executive’s principal place of business;

•	a material increase in the amount of time the executive is required to travel on behalf of the Company;

•	the failure of any successor of the Company to assume the severance agreement; or

•	a material breach of the severance agreement by the Company.

A termination “for cause” means the executive has engaged in:

•	willful misconduct which is materially injurious to the Company;

•	fraud, material dishonesty or gross misconduct in connection with the business of the Company or conviction of a felony;

•	any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business;

•	illegal use of a controlled substance or using prescription medications unlawfully; or

•	abuse of alcohol.

The Internal Revenue Code disallows deductions for certain executive compensation that is contingent on a change in ownership or control.

Caleres | 2023 Proxy Statement    63

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee. Our CEO, Mr. Schmidt, had annual total compensation of $4,618,166 as reflected in the Summary Compensation Table. Using January 28, 2023 as our measurement date and excluding our CEO, we determined our comparable median employee taking into account all full-time, part-time, seasonal and temporary employees, which resulted in a total of 9,300 employees. Because of the nature of our business, which has significant retail operations, a large number of our employees (approximately 45%) are part-time, temporary or seasonal. We further used a consistently applied compensation measure of total cash compensation including base salary (annualized for all employees who had less than a full year of service during 2022) and all cash bonuses and incentive pay. The annual total compensation of our median employee as of January 28, 2023 was $29,839. Based on this, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 155:1.

64    Caleres | 2023 Proxy Statement

Pay Versus Performance
As set forth in the CD&A above, the Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of our financial, operations and strategic goals and to align our executive compensation with the interests of our shareholders and the value of their investment in the Company. The following table sets forth additional
c
o
mpensatio
n
information for our NEOs for fiscal years 2022, 2021 and 2020.

							Value of Initial Fixed $100 Investment Based on:
	Summary Compensation Table Total for CEO (Sullivan) (1)	Summary Compensation Table Total for CEO (Schmidt) (1)	Compensation Actually Paid to CEO (Sullivan) (2)	Compensation Actually Paid to CEO (Schmidt) (2)	Average Summary Compensation Table Total for Non-CEO NEOs (3)	Average Compensation Actually Paid to Non-CEO NEOs (2)(3)	Total Shareholder Return	Peer Group Total Shareholder Return (4)	Net Earnings ($ in thousands)	Adjusted Earnings Per Share (5)

2022	$13,762,193	$4,618,166	$13,759,794	$5,068,471	$2,108,075	$1,774,564	$153.21	$102.94	$179,695	$4.52

2021	10,196,791	N/A	15,891,788	N/A	2,013,911	2,831,096	139.11	108.80	138,163	4.29

2020	2,929,336	N/A	1,940,962	N/A	1,062,235	617,092	89.92	92.59	(438,994)	(1.40)

(1)
The dollar amounts reported are the amounts of total compensation reported for our CEOs in the Summary Compensation Table. Ms. Sullivan and
Mr. Schmid
t both served as CEO in fiscal year 2022 and Ms. Sullivan served as CEO for fiscal years 2021 and 2020.

(2)
The dollar amounts reported represent the amount of compensation actually paid (“CAP”), as computed in accordance with SEC rules, for each of our CEOs. The dollar amounts do not reflect the actual amounts of compensation paid to our CEO or other NEOs during the applicable years, but include (i) the year-end
value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year, and (iii) certain pension-related costs. The following table details the adjustments to the Summary Compensation Table total pay for our CEO, as well as the average for our other NEOs to determine compensation actually paid.

Caleres | 2023 Proxy Statement    65

	CEO				Non-CEO NEO Average
	2022		2021	2020	2022	2021	2020
	Sullivan	Schmidt

Summary Compensation Table Total	$13,762,193	$4,618,166	$10,196,791	$2,929,336	$2,108,075	$2,013,911	$1,062,235

Less: Reported Fair Value of Equity Awards	(6,828,768)	(2,460,012)	(5,054,175)	(1,184,813)	(512,945)	(373,323)	(373,472)

Add: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	8,849,186	3,023,041	8,885,800	3,588,625	360,884	792,417	678,439

Add: Vesting Date Fair Value of Awards Granted in the Year	—	—	—	—	82,436	—	—

Add: Year-Over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(400,208)	(106,983)	581,300	(1,990,778)	3,390	86,490	(216,331)

Add: Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	1,116,900	249,390	2,556,378	(524,600)	40,324	481,189	(60,024)

Subtract the Amount in Fair Value of Equity Awards Forfeited or Failed to Meet Applicable Vesting Conditions	(1,194,390)	(265,420)	(1,359,900)	(1,023,516)	(282,442)	(151,100)	(453,131)

Less: Change in Pension Value Reported in the Summary Compensation Table	(1,858,607)	(141,333)	(199,479)	(216,379)	(53,367)	(75,714)	(70,636)

Add: Pension Service Cost for Services Rendered during the Year	313,488	151,622	285,073	363,087	28,209	57,226	50,012

Compensation Actually Paid	$13,759,794	$5,068,471	$15,891,788	$1,940,962	$1,774,564	$2,831,096	$617,092

(3)
F
i
scal year 2022 reflects compensation information for our NEOs, other than our CEOs, as described in the CD&A of this proxy statement. Fiscal year 2021 reflects compensation information for Mr. Schmidt, Mr. Hannah, Mr. Edwards, and Mr. Friedman. Fiscal year 2020 reflects compensation information for Mr. Schmidt, Mr. Hannah, Mr. Edwards, Mr. Friedman, and Molly P. Adams, former Division President – Famous Footwear
.

(4)	Peer group reflects the same peer companies used in the performance graph in the Form 10-K as required under Item 201(e)(1)(ii).
(5)	Refer to Annex 1 for a reconciliation of GAAP earnings per share to adjusted earnings per share.
Pay-for-Performance
Alignment
The following table identifies the four most important financial performance measures
used by the Commit
te
e to link the CAP to our Chief Executive Officer (CEO) and other NEOs in 2022 to Company performance. The role of each of these performance measure in our NEOs’ compensation is set forth in the CD&A.

Financial Performance Measures

Adjusted Earnings Per Share

Return on Sales

Operating Earnings

Net Sales
The graphs below reflect the alignment between the CAP over the three-year period ended January 28, 2023 and the trends in the Company’s Total Shareholder Return (TSR), Net Earnings and Adjusted Earnings Per Share (Adjusted EPS) over the same period. In addition, the graph entitled CAP vs. Total Shareholder Return reflects the degree to which the Company’s TSR aligns with the TSR of its peers over the same period.

66    Caleres | 2023 Proxy Statement

Caleres | 2023 Proxy Statement    67

68    Caleres | 2023 Proxy Statement

PROPOSAL 3 — APPROVAL, BY NON-BINDING ADVISORY VOTE,

OF THE COMPANY’S EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires virtually all publicly-traded companies to permit their shareholders to cast a non-binding advisory vote on executive compensation paid to their named executive officers (“Say on Pay”). This advisory vote on executive compensation is non-binding on the board, will not overrule any decision by the board and does not compel the board to take any action. However, the board and the Culture, Compensation and People Committee will take into account the outcome of the vote when considering future executive compensation decisions for NEOs.

The board and the Culture, Compensation and People Committee believe that the Company’s executive compensation programs and policies and the compensation decisions for 2022 described in this Proxy Statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and shareholders, (iii) align executive officer pay with individual and Company performance without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide executive officers with a competitive level of compensation and (v) assist the Company in retaining NEOs as well as other senior leaders.

For the reasons discussed above (and as further explained in the compensation disclosures made in this Proxy Statement), the board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this Proxy Statement).”

The above referenced disclosures appear on pages 31 to 68 of this Proxy Statement.

Your Board of Directors recommends a vote “FOR” the approval, by non-binding advisory vote, of the Company’s executive compensation.

Caleres | 2023 Proxy Statement    69

PROPOSAL 4 — APPROVAL BY NON-BINDING ADVISORY VOTE OF THE FREQUENCY OF VOTING ON EXECUTIVE COMPENSATION

Section 14A of the Securities and Exchange Act of 1934 requires virtually all publicly traded companies to permit their shareholders to cast a non-binding advisory vote on the frequency of shareholder voting on future Say on Pay votes (“Say on Pay Vote Frequency”) at least once every six years. The shareholders last voted on Say on Pay Vote Frequency at the Company’s Annual Meeting in 2017. This advisory vote is not binding on the board, will not overrule any decision by the board and does not compel the board to take any action.

However, the board and the Committee will take into account the outcome of the vote when considering how frequently to seek a Say on Pay vote. Starting with our annual meeting in 2011, we have held annual Say on Pay votes.

Under Say on Pay Vote Frequency proposals, shareholders are asked to cast their vote for one of the following four choices, each of which appears on the proxy ballot:

•	Shareholders should vote on Say on Pay each year.

•	Shareholders should vote on Say on Pay every two years.

•	Shareholders should vote on Say on Pay every three years.

•	Abstain.

Any proxy ballot that includes votes for two or more of the above choices will be disregarded.

Your Board of Directors recommends a vote of “1 YEAR” on the non-binding advisory vote on the frequency of future voting on executive compensation.

70    Caleres | 2023 Proxy Statement

OTHER MATTERS

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2024 Annual Meeting

Our bylaws provide that our annual meeting of shareholders shall be held on the fourth Thursday in May each year unless the board fixes a different date for the annual meeting. In order to be included in our proxy statement and proxy card for the 2024 annual meeting, we must receive a shareholder’s proposal by December 15, 2023 (120 days before the anniversary of the mailing date of the prior year’s proxy materials). Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In addition, under our bylaws, a shareholder who intends to present an item of business at the 2023 annual meeting (other than a proposal submitted for inclusion in our proxy materials) or to nominate an individual for election as a director at the 2023 annual meeting must provide notice to us of such business or nominee in accordance with the requirements in our bylaws not less than 90 days (February 25, 2024) nor more than 120 days (January 26, 2024) prior to the date of the 2023 annual meeting as established in our bylaws. Our bylaws set out specific information required to be included in the notice with respect to the shareholder and certain associated persons, the proposed business and, to the extent applicable, the proposed nominee. Our bylaws are available on our website at http://caleres.com/investors/corporate-governance. In each case, notice must be given to our Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105.

Other

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, effective October 31, 2022, we purchased policies of directors’ and officers’ liability insurance from Travelers Casualty & Surety Co. of America; Everest National Insurance Company; National Union Fire Insurance Company of Pittsburgh, PA; Old Republic Professional Liability, Inc.; Beazley Insurance Company, Inc. and Chubb Insurance Company of Canada. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Caleres, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2023, are $938,286. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The Company undertakes to provide, without charge, to each shareholder a copy of the Company’s Annual Report on Form 10-K for 2022, including the financial statements and financial statement schedule(s). For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105, or you may access such report on the Company’s website at http://investor.caleres.com/ financial-information/annual-reports.

THOMAS C. BURKE

Senior Vice President, General Counsel and Secretary

8300 Maryland Avenue

St. Louis, Missouri 63105

Caleres | 2023 Proxy Statement    71

ANNEX I — RECONCILIATION OF ADJUSTED RESULTS (NON-GAAP)

Non-GAAP Financial Measures

In this proxy statement, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic operating earnings (loss), net earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain gains, charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

RECONCILIATION OF OPERATING EARNINGS (LOSS) (GAAP BASIS) TO ADJUSTED OPERATING EARNINGS (LOSS) (NON-GAAP BASIS)

	(Unaudited)
	Fifty-Two Weeks Ended
	Famous Footwear		Brand Portfolio		Eliminations and Other		Consolidated
(Thousands)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022

Operating earnings (loss)	$195,837	$276,415	$112,345	$35,928	$(93,855)	$(106,536)	$214,327	$205,807

Charges/Other Items:

Organizational changes	—	—	—	—	2,910	—	2,910	—

Brand Portfolio — business exits	—	—	—	13,482	—	—	—	13,482

Total charges/other items	—	—	—	13,482	2,910	—	2,910	13,482

Adjusted operating earnings (loss)	$195,837	$276,415	$112,345	$49,410	$(90,945)	$(106,536)	$217,237	$219,289

Caleres | 2023 Proxy Statement    A-1

RECONCILIATION OF NET EARNINGS (LOSS) AND DILUTED EARNINGS (LOSS) PER SHARE (GAAP BASIS) TO ADJUSTED NET EARNINGS AND ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP BASIS)

	(Unaudited)
	Fifty-Two Weeks Ended
	January 28, 2023			January 29, 2022			January 30, 2021
(Thousands, except per share data)	Pre-Tax Impact of Charges/ Other Items	Net Earnings Attributable to Caleres, Inc.	Diluted Earnings Per Share	Pre-Tax Impact of Charges/ Other Items	Net Earnings Attributable to Caleres, Inc.	Diluted Earnings Per Share	Pre-Tax Impact of Charges/ Other Items	Net Earnings Attributable to Caleres, Inc.	Diluted Earnings Per Share
GAAP earnings (loss)	$—	$181,742	$4.92	—	$137,019	$3.56	—	$(439,114)	$(11.80)
Charges/other items:
Deferred tax valuation allowances	—	(17,374)	(0.47)	—	4,040	0.10	—	—	—
Organizational changes	2,910	2,723	0.07	—	—	—	—	—	—
Fair value adjustment to Blowfish purchase obligation	—	—	—	15,423	11,454	0.30	23,935	17,773	0.48
Brand Portfolio — business exits	—	—	—	13,482	11,927	0.31	16,372	14,867	0.40
Loss on early extinguishment of debt	—	—	—	1,011	750	0.02	—	—	—
Goodwill and intangible asset impairment charges	—	—	—	—	—	—	286,524	236,360	6.35
COVID-19-related expenses	—	—	—	—	—	—	114,285	115,533	3.10
Vionic integration-related costs	—	—	—	—	—	—	3,436	2,552	0.07
Total charges/other items	$2,910	$(14,651)	$(0.40)	$29,916	$28,171	$0.73	$444,552	$387,085	$10.40
Adjusted earnings (loss)		$167,091	$4.52		$165,190	$4.29		$(52,029)	$(1.40)

A-2    Caleres | 2023 Proxy Statement

CALERES, INC. 8300 MARYLAND AVENUE ST. LOUIS, MO 63105

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 24, 2023 for shares held directly and by 11:59 P.M. ET on May 22, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 24, 2023 for shares held directly and by 11:59 P.M. ET on May 22, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                                                                                                                                                          V11659-P87555                              KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CALERES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	1. Election of Directors Nominees: ☐	☐	☐

        01)   Lisa A. Flavin                       07)   Steven W. Korn

        02)   Brenda C. Freeman               08)   Wenda Harris Millard

        03)   Lori H. Greeley                     09)   John W. Schmidt

        04)   Mahendra R. Gupta               10)   Diane M. Sullivan

        05)   Carla C. Hendra                    11)   Bruce K. Thorn

        06)   Ward M. Klein

	The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

	2. Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.					☐	☐	☐

	3. Approval, by non-binding advisory vote, of the Company’s executive compensation.					☐	☐	☐

	The Board of Directors recommends a vote of 1 YEAR on the following proposal:				1 Year	2 Years	3 Years	Abstain

	4. Approval, by non-binding advisory vote, of the frequency of future votes on executive compensation.				☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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V11660-P87555

CALERES, INC.

Annual Meeting of Shareholders

May 25, 2023 10:30 AM Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Diane M. Sullivan, John W. Schmidt, Jack P. Calandra and Thomas C. Burke, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Caleres, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on May 25, 2023 or any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting. If the undersigned signs and returns this proxy but does not give any direction, this proxy will be voted “FOR” all of the nominees listed in Item 1, “FOR” Items 2 and 3 and for “1 Year” for Item 4, and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Shareholders of the Company.

Continued and to be signed on reverse side